                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
           ----------------------------------------------------------












                             ---------------------

                                 ANNUAL REPORT
                                      1997

                                    CONTENTS

               Fund Profile and Financial Highlights                  One


               Message to Investors                                   Two


               Schedule of Realized Gains and Losses                  Five


               Profiles of Portfolio Companies                        Six


               Schedule of Investments                                Seven


               Balance Sheets                                         Nine


               Statements of Operations                               Ten


               Statements of Cash Flows                               Eleven


               Statements of Changes in Net Assets                    Twelve


               Selected Per Unit Data and Ratios                      Thirteen


               Notes to Financial Statements                          Fourteen


               Report of Independent Public Accountants               Nineteen


               Management's Discussion and Analysis of Financial
               Condition and Results of Operations                    Twenty

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.

                                  FUND PROFILE


                Fiduciary Capital Pension Partners, L.P. (the "Fund") is a Delaware limited partnership that commenced operations on August 14, 1990. The Fund has elected to operate as a business development company under the Investment Company Act of 1940. The investment objective of the Fund is to provide current income and capital appreciation by investing primarily in subordinated debt and related equity securities issued as the mezzanine financing of privately structured, friendly leveraged buyouts, leveraged acquisitions and leveraged recapitalizations.


                              FINANCIAL HIGHLIGHTS


                                                                                As of December 31
                                                                           or Year Ended December 31
                                                        1997         1996          1995          1994         1993
                                                     ----------------------------------------------------------------
                                                                    (in thousands, except per Unit amounts)
---------------------------------------------------------------------------------------------------------------------
   Total Investment Income                           $  1,370      $  1,329      $  2,268      $  2,335     $  2,587
   Net Investment Income                                  831           772         1,726         1,758        1,972
   Net Realized and Unrealized
      (Loss) Gain on Investments                         (294)       (1,143)       (2,326)        1,505          148
   Cash Distributions Declared to Partners              3,151         1,423         1,542         2,537        2,681
   Cash Utilized to Repurchase Units                    1,163         1,440         1,959         2,403        1,134
   Total Assets                                        14,352        17,441        20,321        24,694       26,362
   Net Assets                                          12,864        16,640        19,873        23,974       25,651
   Value of Investments                                13,949        17,105        20,025        23,454       25,213

Per Unit of Limited Partnership Interest:(1)
   Net Investment Income(2)                               .75           .64          1.33          1.23         1.32
   Net Realized and Unrealized
      (Loss) Gain on Investments(2)                      (.27)         (.95)        (1.79)         1.06          .10
   Cash Distributions Declared to Partners(3)            2.90          1.20          1.20          1.80         1.80
   Net Asset Value                                      12.66         15.08         16.61         18.47        17.96

----------------

(1) Effective October 1, 1993, each $1,000 Unit was redenominated into fifty $20 Units. All amounts shown for 1993 have been restated to give effect to this redenomination.
(2) Calculated using the weighted average number of Units outstanding during the years ended December 31, 1997, 1996, 1995, 1994 and 1993 of 1,095,362, 1,186,294, 1,285,717, 1,413,240 and 1,482,514, respectively.
(3) Distribution amounts are reflected during the year in which the cash for the distribution was generated. A portion of the actual cash distributions are paid subsequent to such year.


                                       ONE

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.

                              MESSAGE TO INVESTORS



Dear Investor:

       We are pleased to provide a summary of the recent activities of Fiduciary Capital Pension Partners, L.P. This Annual Report includes the Fund's audited financial statements for the year ended December 31, 1997. Unaudited interim financial statements for the first quarter of 1998 are also enclosed along with this Annual Report.

HIGHLIGHTS

       o Distributions for 1997 totaled $2.90 per Unit, which represents an amount equal to 14.5% of contributed capital.

       o The Fund's net asset value per Unit was $12.66 at December 31, 1997 and $11.41 at March 31, 1998 as compared to $15.08 at December 31, 1996.

       o The Fund redeemed 7.67% of its outstanding Units during November 1997 pursuant to its annual repurchase offer.

CUMULATIVE DISTRIBUTIONS AND NET ASSET VALUE PER UNIT


                                    [GRAPH]


CASH DISTRIBUTIONS

       During 1997, the Fund declared quarterly cash distributions to investors of $.30, $.30, $1.30 and $1.00 per Unit. The 1997 cash distributions were paid out of current net investment income (26.4%), realized gain on investments (51.1%) and a return of capital (22.5%).

       The cash distribution for the first quarter of 1998 was paid on May 15, 1998. The per Unit distribution rate varied between $1.00 and $1.13 depending upon the closing in which the particular Units were issued. This disproportionate cash distribution resulted from the Units being issued on different dates during 1990, and thus being entitled to differing Preferred Return amounts, as defined in the Fund's Partnership Agreement. These disproportionate distribution rates eliminated the remaining Preferred Return amounts, leaving all Units on an equal basis going forward.

       The Fund currently expects the distribution for the second quarter of 1998, which is payable during August 1998, to be made at a rate of $1.00 per Unit for all investors and that the remaining 1998 distributions will likely be reduced to a rate of $.30 per Unit per quarter. A portion of the 1998 distributions will constitute a return of capital.

       The increase in the quarterly distribution rates during 1997 and 1998 represents a distribution of the proceeds from the dispositions or maturities of investments during 1997.

PORTFOLIO ACTIVITY

                                   ENI Holding

       During August 1997, the Fund accepted an offer from ENI Holding Corp. ("ENI") management to purchase the securities comprising the Fund's investment in ENI and its subsidiaries. The sale closed on November 5, 1997, with the Fund receiving $7,964,933 of sales proceeds. The sales proceeds included proceeds from (i) the prepayment of the subordinate debt, along with applicable accrued interest and prepayment penalties, (ii) the redemption of the Fund's preferred stock, along with all accumulated dividends, and (iii) the purchase of the Fund's Class B common stock and warrants.

       The Fund recorded a realized gain of approximately $2.1 million from the sale of the common stock and warrants and a realized gain of approximately $0.1 million from the prepayment of the subordinated debt. The Fund had previously accrued the interest on the subordinated debt and the dividends on the preferred stock.

                                     Neodata

       During August 1997, Electronic Data Systems Corporation ("EDS") offered to purchase all of Neodata Corporation's ("Neodata's") outstanding stock that it did not already own. Hicks Muse, the owner of a majority of the Neodata common stock, accepted the offer and the purchase by EDS closed on September 2, 1997. The Fund received $1,178,150 of cash proceeds from the sale of its Neodata stock, resulting in a realized gain of approximately $900,000.


                                       TWO

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.

                               Atlas Environmental

       In previous reports, we discussed the disappointing performance of this investment. Atlas defaulted on the interest payments due to the Fund and subsequently filed for bankruptcy. Atlas has filed a plan of reorganization with the bankruptcy court in an effort to restructure and emerge from bankruptcy. The plan anticipates that many of the interested parties, including the Fund, will contribute additional capital to the company. While the Fund is generally supportive of the plan, there are a number of significant business issues that must be addressed before the Fund will agree to the plan or agree to make a follow-on investment in Atlas. The Fund is also considering the possibility of disposing of its Atlas investment, which has been written down to a nominal amount ($2).

                                 AR Accessories

       AR Accessories Group, Inc. ("ARA") reported significantly reduced earnings and cash flows from operations during 1997. During February 1998, ARA hired a crisis manager to assist it in addressing continuing significant declines in the company's sales and profits. The hiring of the crisis manager was precipitated by ARA's lenders, which notified ARA of defaults under its credit lines and demanded that ARA repay overadvances that were made during 1997. The Fund was notified at that time that ARA was considering a number of options for dealing with its problems, including a possible bankruptcy filing and the sale of the company, or certain of its operations.

       On March 13, 1998, ARA filed for bankruptcy protection. ARA's assets are being liquidated and it is anticipated that the sales proceeds will be less than ARA's total outstanding debt.

       The Fund's subordinated debt investment in ARA was prepaid in a prior year. The Fund's only remaining investment in ARA is a common equity position that was acquired in connection with the Fund's original subordinated debt investment. Since it is anticipated that the proceeds that will be realized from the liquidation of ARA's assets will be insufficient to satisfy all of ARA's debt, the Fund wrote the carrying value of its remaining equity investment down to a nominal amount ($2) at March 31, 1998.

                                 LMC Corporation

       LMC Corporation ("LMC") recently introduced a low ground pressure rubber-tracked dozer, loader and tool carrier called the Trackmaster (formerly, called the Skid Trak) as a new product. The Trackmaster is a multi-purpose machine to be used where similar machines bog down or create excessive damage to the environment. The Trackmaster provides an environmental friendly, stable platform with the required traction to traverse rocky, muddy, snowy or soft terrain with minimal damage to the surface. The Trackmaster is designed to serve numerous markets, with primary emphasis on construction, agriculture and landscaping. This new product enables LMC to reduce its dependence on seasonal markets related to snow grooming, while taking advantage of its years of experience in the design and manufacture of low ground pressure, tracked vehicles.

       During February and March 1998, the Fund acquired $449,000 of LMC's Senior Subordinated Revolving Notes due August 20, 1998 ("August 1998 Notes"). During April 1998, the Fund agreed to restructure and further increase its aggregate investment in LMC. In the restructuring, $1,360,800 of the Fund's LMC Senior Subordinated Revolving Notes due October 31, 2000 ("October 2000 Notes") were converted into additional LMC common stock. LMC will be allowed to again draw down the $1,360,800 under the October 2000 Note agreement to fund working capital requirements associated with the introduction of the Trackmaster and to retire the August 1998 Notes held by the Fund. As a result of this restructuring, the Fund's percentage ownership of LMC's common stock will increase from approximately 23% to approximately 40%.

                                Mobile Technology

       The Fund owns less than 0.5% of Mobile Technology, Inc.'s ("MTI's") common equity. The Fund expected to receive approximately $166,000 from the sale of the company during March 1998. However, at the closing a dispute arose revolving primarily around whether the sellers or the buyer should receive the benefit of warrant exercise proceeds, involves approximately 5% of the anticipated sales proceeds. As a result of these developments, the MTI investment was written up in value at March 31, 1998 to a carrying value of $141,985. The Fund expects this sale to be finalized during the second quarter of 1998.

INVESTMENT PERFORMANCE

       The following analysis reflects only the Fund's investments that have gone full cycle, i.e., the investments that have been sold and with respect to which the Fund has recorded a realized gain or loss. Thus, investments that the Fund still owns, such as R.B.M. Precision Metal Products, ARA, Atlas and LMC, are not included.

       As reflected in the following graph and the schedules on page five of this Annual Report, the Fund invested a total of $34.2 million in subordinated debt investments and received total proceeds of $40.8 million, including interest income, and fees and prepayment penalties, if applicable. In the aggregate, these debt


                                      THREE

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.

investments yielded a return on investment of 1.2 to 1 and an annualized internal rate of return of 9.39%. The Fund also invested $2.8 million in equity securities, from which it received total proceeds of $10.8 million. In the aggregate, these equity investments yielded a return on investment of 3.9 to 1 and an annualized internal rate of return of 34.83%.

                                    [GRAPH]

       We believe that the Fund's performance to date has been reasonably good and we are actively attempting to realize the greatest possible returns from the remaining investments. The Fund has six remaining investments, which we anticipate will be liquidated over the next two to three years.


NET UNREALIZED GAIN (LOSS) ON PORTFOLIO INVESTMENTS

       The cumulative net unrealized gain (loss) on investments held by the Fund at March 31, 1998 and December 31, 1997, consisted of the following components:

                                      Unrealized Gain (Loss) Recorded
                              March 31, 1998               December 31, 1997
----------------------------------------------------------------------------
KEMET                         $   417,645                    $    437,099
ARA                              (311,987)                        (97,213)
LMC                              (741,920)                       (741,920)
MTI                               (95,642)                       (177,356)
Atlas                          (3,222,879)                     (3,222,879)
-------------------------------------------------------------------------
                              $(3,954,783)                    $(3,802,269)
=========================================================================


PERIODIC UNIT REPURCHASE POLICY

       The Fund's investors adopted a periodic unit repurchase plan during 1993. Pursuant to the terms of the repurchase policy, the Fund will annually offer to repurchase from investors, up to 7.5% of its outstanding Units for an amount equal to the current net asset value per Unit, net of a fee (not to exceed 2%) to be retained by the Fund to offset expenses incurred in connection with the repurchase offer. If the number of tendered Units in any year exceeds 7.5% of the outstanding Units, the Fund's General Partners may vote to repurchase up to an additional 2% of the outstanding Units. During November 1997, 84,739 Units (7.67% if the outstanding Units) were redeemed at a net asset value per Unit of $13.72 ($13.45, net of the 2% fee).

       The next scheduled repurchase of Units will occur during the fourth quarter of 1998. The repurchase offer schedule provides for a mailing to investors on October 5, 1998. The deadline for tendering Units for repurchase will be October 30, 1998. The repurchase price will be based on the net asset value per Unit on November 13, 1998 and payment for tendered Units will be made on November 20, 1998.

                               * * * * * * * * * *

       If you have any questions concerning your investment in the Fund, please call us at 800-866-7607.

Sincerely,

/s/ Paul Bagley


Paul Bagley, Chairman
FCM Fiduciary Capital Management Company

/s/ W. Duke DeGrassi


W. Duke DeGrassi, President
FCM Fiduciary Capital Management Company

May 15, 1998


                                      FOUR

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.

                 DEBT INVESTMENTS REALIZED GAINS AND LOSSES(1)
                                  (unaudited)


--------------------------------------------------------------------------------------------------------------------------
                                                                                                                  Internal
                                   Year of          Year of                                       Gain(1)          Rate of
Portfolio Company(2)              Investment       Repayment      Cost         Proceeds(1)        (Loss)           Return
--------------------------------------------------------------------------------------------------------------------------
Carr-Gottstein Foods Co.             1990             1993     $ 2,426,680    $ 4,125,587      $ 1,698,907          23.56%
Midwest Dental Products
   Corporation                       1990             1992       4,521,533      6,558,107        2,036,574          22.63
Neodata Corporation                  1990             1993       2,215,553      3,200,305          984,752          17.11

KEMET Corporation                    1991             1993       3,313,477      4,534,392        1,220,915          17.63
Mobile Technology, Inc.              1991             1992       3,117,525        692,212       (2,425,313)           N/A

Huntington Holdings, Inc.            1992             1994       4,368,034      6,240,863        1,872,829          20.40

ENI Holding Corp.                    1993             1997       4,881,293      7,822,395        2,941,102          13.91
KB Alloys, Inc.                      1993             1995       2,880,217      4,279,396        1,399,179          18.32
KEMET Corporation                    1993(3)          1993       1,695,575      1,804,351          108,776          26.41
Protection One, Inc.                 1993             1995         834,580      1,133,054          298,474          22.11

Canadian's Holdings, Inc.            1994             1996       2,516,176        319,782       (2,196,394)           N/A

Canadian's Holdings, Inc.            1995(3)          1996       1,473,895         51,908       (1,421,987)           N/A
-------------------------------------------------------------------------------------------------------------------------
     Totals                                                    $34,244,538    $40,762,352      $ 6,517,814           9.39%
=========================================================================================================================


                  EQUITY INVESTMENTS REALIZED GAINS AND LOSSES
                                   (unaudited)


--------------------------------------------------------------------------------------------------------------------------
                                                                                                                  Internal
                                   Year of          Year of                                        Gain            Rate of
Portfolio Company(2)              Investment       Repayment      Cost          Proceeds          (Loss)           Return
--------------------------------------------------------------------------------------------------------------------------
Carr-Gottstein Foods Co.             1990             1995    $  738,394      $ 1,197,018      $   458,624          9.78%
Neodata Corporation                  1990             1997        33,912          923,039          889,127         52.07

KEMET Corporation                    1991         1994 & 1995     49,965        3,753,147        3,703,182        115.43
Mobile Technology, Inc.              1991             1992       363,630               --         (363,630)          N/A

Huntington Holdings, Inc.            1992             1996        85,677        1,089,889        1,004,212         68.91
Neodata Corporation                  1992(3)          1997       245,006          255,112           10,106          0.81

ENI Holding Corp.                    1993             1997       670,147        2,745,910        2,075,763         34.60
KEMET Corporation                    1993(3)          1994       495,554          729,233          233,679         41.10
Protection One, Inc.                 1993             1995        82,420          124,163           41,743         21.02

Canadian's Holdings, Inc.            1994             1996        34,821               --          (34,821)          N/A
------------------------------------------------------------------------------------------------------------------------
     Totals                                                   $2,799,526      $10,817,511       $8,017,985         34.83%
========================================================================================================================

(1) Includes interest income, and fees and prepayment penalties, if applicable.
(2)    Includes investment in subsidiaries, if applicable.
(3)    Represents a follow-on investment in an existing portfolio company.


                                      FIVE

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.


                         PROFILES OF PORTFOLIO COMPANIES

             VALUE OF 1997 YEAR-END INVESTMENTS BY PORTFOLIO COMPANY


                                    [GRAPH]

       KEMET Corporation ("KEMET") KEMET, headquartered in Greenville, South Carolina, is a leading manufacturer and distributor of both solid tantalum and monolithic ceramic capacitors used as components in circuit boards. The KEMET stock is listed on the NASDAQ National Market System.

       AR Accessories Group, Inc. ("ARA") ARA, headquartered in West Bend, Wisconsin, manufactures men's and ladies' fine personal leather goods and distributes these products to department stores, mass merchandisers and company-owned Wallet Works stores. AAG markets its products under the brand names of Rolfs, Amity and LaGarde.

       LMC Corporation ("LMC") LMC, headquartered in Logan, Utah, is the leading U.S. manufacturer of light ground pressure vehicles. These vehicles are used for construction, landscaping, infrastructure development and maintenance in remote locations, right-of-way clean-up, search and rescue, military troop deployment and snow grooming. Primary purchasers of the vehicles include construction and landscaping contractors, ski resorts, utility companies and various governmental agencies.

       Mobile Technology, Inc. ("MTI") MTI, headquartered in Los Angeles, California, is a provider of magnetic resonance imaging and computed tomography mobile shared-services.

       R.B.M. Precision Metal Products, Inc. ("RBM") RBM, headquartered in Colorado Springs, Colorado, is a manufacturer of precision sheet metal enclosures, chassis and assemblies for business machines.

       Atlas Environmental, Inc. ("Atlas") Atlas, headquartered in Plantation, Florida, is a holding company that owns and manages companies in segments of the environmental services industry.


                                       SIX

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.

                             SCHEDULE OF INVESTMENTS


DECEMBER 31, 1997
-------------------------------------------------------------------------------------------------------------------------------
PRINCIPAL
 AMOUNT/                                                INVESTMENT           AMORTIZED                              % OF TOTAL
 SHARES                   INVESTMENT                       DATE                COST                  VALUE          INVESTMENTS
-------------------------------------------------------------------------------------------------------------------------------
MANAGED COMPANIES:

23,056 sh.            KEMET Corporation,
                      Common Stock(1)*                   07/11/91           $    8,170            $   445,269
---------------------------------------------------------------------------------------------------------------------------
                                                                                 8,170                445,269           3.2%
---------------------------------------------------------------------------------------------------------------------------
62,606 sh.            AR Accessories Group,
                      Inc., Warrants to
                      Purchase Class B
                      Common Stock(2)*                   07/30/92               85,909                      1
22,608 sh.            AR Accessories Group
                      Inc., Class A Common
                      Stock(2)*                          07/30/92              226,080                214,775
---------------------------------------------------------------------------------------------------------------------------
                                                                               311,989                214,776           1.6
---------------------------------------------------------------------------------------------------------------------------
$1,632,960            LMCOperating Corp.,
                      12.00% Senior Subordinated         11/01/96
                      Revolving Notes                    through
                      due 10/31/00                       11/04/97            1,632,960              1,632,960
239,600 sh.           LMC Operating Corp., 7.00%
                      Cumulative Redeemable
                      Preferred Stock*                   06/10/94            2,389,210              2,101,688
22.72 sh.             LMCOperating Corp.,
                      Common Stock*                      02/09/96              454,399                      1
49.72 sh.             LMCCredit Corp.,
                      Common Stock*                      02/09/96                    1                      1
---------------------------------------------------------------------------------------------------------------------------
                                                                             4,476,570              3,734,650          26.8
---------------------------------------------------------------------------------------------------------------------------
1,327 sh.             Mobile Technology, Inc.,           07/06/94 &
                      Common Stock*                      12/28/94              187,698                 45,460
3,539 sh.             Mobile Technology, Inc.,
                      Warrants to Purchase               07/06/94 &
                      Common Stock(3)*                   12/28/94               49,929                 14,811
---------------------------------------------------------------------------------------------------------------------------
                                                                               237,627                 60,271           0.4
---------------------------------------------------------------------------------------------------------------------------
$1,290,000            R.B.M. Precision Metal
                      Products, Inc., 13.00%
                      Senior Subordinated
                      Secured Notes due
                      5/24/02(4)                         05/24/95            1,226,163              1,226,163
9,772.7 sh.           R.B.M. Precision Metal
                      Products, Inc., Warrants to
                      Purchase Common Stock*             05/24/95               73,295                 73,295
---------------------------------------------------------------------------------------------------------------------------
                                                                             1,299,458              1,299,458           9.3
---------------------------------------------------------------------------------------------------------------------------


         The accompanying notes to financial statements are an integral part of this schedule.

                                      SEVEN

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.

DECEMBER 31, 1997
--------------------------------------------------------------------------------------------------------------------------------
PRINCIPAL
 AMOUNT/                                                INVESTMENT           AMORTIZED                               % OF TOTAL
 SHARES                   INVESTMENT                       DATE                COST                 VALUE            INVESTMENTS
--------------------------------------------------------------------------------------------------------------------------------
$3,265,920            Atlas Environmental, Inc.,
                      13.50% Senior Subordinated
                      Secured Notes due 1/19/03(5)*      01/25/96           3,189,039                     1
338,423 sh.           Atlas Environmental, Inc.,
                      Warrants to Purchase
                      Common Stock(6)*                   01/25/96              33,842                     1
-----------------------------------------------------------------------------------------------------------------------------
                                                                            3,222,881                     2               0.0
-----------------------------------------------------------------------------------------------------------------------------
      Total Investments in Managed Companies (44.7% of net assets)          9,556,695             5,754,426              41.3
-----------------------------------------------------------------------------------------------------------------------------

TEMPORARY INVESTMENTS:

$4,100,000            Ford Motor Credit Corporation,
                      5.72% Notes due 1/5/98             12/18/97           4,097,403             4,097,403
$4,100,000            General Electric Capital Corp.,
                      5.69% Notes due 1/5/98             12/18/97           4,097,417             4,097,417
-----------------------------------------------------------------------------------------------------------------------------
      Total Temporary Investments (63.7% of net assets)                     8,194,820             8,194,820              58.7
-----------------------------------------------------------------------------------------------------------------------------
      Total Investments (108.4% of net assets)                            $17,751,515           $13,949,246             100.0%
=============================================================================================================================


(1) The KEMET Corporation common stock trades on the NASDAQ National Market System.
(2) Amity Leather Products Co. changed its corporate name to AR Accessories Group, Inc, during 1996.
(3) The warrants have exercise prices of $19.30 per share (1,062 shares) and $34.30 per share (2,477 shares).
(4) The notes will amortize in three equal annual installments of $430,000 commencing on May 24, 2000.
(5) The notes will amortize in five equal annual installments of $653,184 commencing on January 19, 1999. The accrual of interest on the notes was discontinued by the Fund effective April 20, 1996. (Note 12)
(6) The Atlas Environmental, Inc. common stock trades over the counter on a limited basis with quotations provided via the OTC Bulletin Board. The warrants have an exercise price of $8.00 per share.
*     Non-income producing security.


         The accompanying notes to financial statements are an integral part of this schedule.


                                     EIGHT

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.

                                 BALANCE SHEETS


DECEMBER 31, 1997 AND 1996
                                                                        1997               1996
---------------------------------------------------------------------------------------------------
ASSETS:
   Investments (Notes 2, 10, 11, 12 and 13)
     Portfolio investments, at fair value:
         Managed companies (amortized cost -
            $9,556,695 and $14,590,345, respectively)              $   5,754,426        $14,007,043
      Temporary investments, at amortized cost                         8,194,820          3,097,761
---------------------------------------------------------------------------------------------------
Total investments                                                     13,949,246         17,104,804
   Cash and cash equivalents (Note 2)                                    276,108            234,305
   Accrued interest receivable (Note 12)                                  67,964             95,207
   Other assets                                                           58,926              6,646
---------------------------------------------------------------------------------------------------
      Total assets                                                   $14,352,244        $17,440,962
===================================================================================================
LIABILITIES:

   Due to affiliates (Notes 6, 7, 8 and 9)                         $      33,796        $    47,368
   Accounts payable and accrued liabilities                              424,137            418,781
   Distributions payable to partners (Note 3)                          1,030,446            334,812
---------------------------------------------------------------------------------------------------
      Total liabilities                                                1,488,379            800,961
---------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES (NOTE 13)
NET ASSETS (NOTES 3 AND 4):
   Managing General Partner                                              (49,360)           (23,225)
   Limited Partners (equivalent to $12.66
      and $15.08, respectively, per limited
      partnership unit based on 1,020,142
      and 1,104,881 units outstanding) (Note 5)                       12,913,225         16,663,226
---------------------------------------------------------------------------------------------------
         Net assets                                                   12,863,865         16,640,001
---------------------------------------------------------------------------------------------------
            Total liabilities and net assets                         $14,352,244        $17,440,962
===================================================================================================


         The accompanying notes to financial statements are an integral part of these financial statements.


                                      NINE

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.

                            STATEMENTS OF OPERATIONS


FOR EACH OF THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
-------------------------------------------------------------------------------------------------------
                                                           1997              1996              1995
-------------------------------------------------------------------------------------------------------
INVESTMENT INCOME:
   Income:
      Interest                                         $  1,109,776      $  1,306,178      $  2,234,934
      Dividend                                              241,806              --                --
      Other income                                           18,670            23,313            33,225
-------------------------------------------------------------------------------------------------------
         Total investment income                          1,370,252         1,329,491         2,268,159
-------------------------------------------------------------------------------------------------------
   Expenses:
      Professional fees                                     140,520           134,950            61,715
      Investment advisory fees (Note 6)                     120,800           136,714           195,279
      Fund administration fees (Note 7)                     118,327           118,327           118,327
      Administrative expenses (Note 7)                       68,895            68,895            68,105
      Independent General Partner fees
         and expenses (Note 8)                               46,966            47,563            49,283
      Amortization                                             --                --               8,760
      Other expenses                                         43,385            50,589            40,719
-------------------------------------------------------------------------------------------------------
         Total expenses                                     538,893           557,038           542,188
-------------------------------------------------------------------------------------------------------
NET INVESTMENT INCOME                                       831,359           772,453         1,725,971
-------------------------------------------------------------------------------------------------------
REALIZED AND UNREALIZED
   GAIN (LOSS) ON INVESTMENTS:
      Net realized gain (loss) on investments (Note 10)   2,925,017        (3,453,919)        3,790,988
      Net change in unrealized (loss) gain
         on investments (Note 11)                        (3,218,969)        2,311,373        (6,116,647)
-------------------------------------------------------------------------------------------------------
            Net loss on investments                        (293,952)       (1,142,546)       (2,325,659)
-------------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) INCREASE IN NET
   ASSETS RESULTING FROM OPERATIONS                    $    537,407      $   (370,093)     $   (599,688)
=======================================================================================================


         The accompanying notes to financial statements are an integral part of these financial statements.


                                       TEN

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.

                            STATEMENTS OF CASH FLOWS


FOR EACH OF THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
-----------------------------------------------------------------------------------------------------------------
                                                                     1997              1996              1995
-----------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net increase (decrease) increase in net assets
       resulting from operations                                 $    537,407      $   (370,093)     $   (599,688)
   Adjustments to reconcile net increase in net assets
      resulting from operations to net cash provided by
      operating activities:
         Accreted discount on portfolio investments                   (33,210)          (36,025)          (73,777)
         Amortization                                                    --                --               8,760
         Change in assets and liabilities:
            Accrued interest receivable                                27,243            22,254           404,333
            Other assets                                              (52,280)           (3,551)              614
            Due to affiliates                                         (13,572)           (7,126)           11,056
            Accounts payable and accrued liabilities                  (16,882)           16,827            (2,215)
            Prepaid interest income                                      --                --             (52,635)
         Net realized (gain) loss on investments                   (2,925,017)        3,453,919        (3,790,988)
         Net change in unrealized loss (gain)
            on investments                                          3,218,969        (2,311,373)        6,116,647
-----------------------------------------------------------------------------------------------------------------
                Net cash provided by operating activities             742,658           764,832         2,022,107
-----------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of portfolio investments                                 (834,624)       (4,471,482)       (2,753,876)
   Proceeds from dispositions of portfolio investments              8,848,738         1,106,335         8,930,308
   (Purchase) sale of temporary investments, net                   (5,097,059)        5,549,573        (4,467,744)
-----------------------------------------------------------------------------------------------------------------
      Net cash provided by investing activities                     2,917,055         2,184,426         1,708,688
-----------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Cash distributions paid to partners                             (2,455,291)       (1,450,381)       (1,768,635)
   Repurchase of limited partnership units                         (1,162,619)       (1,440,340)       (1,959,487)
-----------------------------------------------------------------------------------------------------------------
      Net cash used in financing activities                        (3,617,910)       (2,890,721)       (3,728,122)
-----------------------------------------------------------------------------------------------------------------
NET INCREASE IN CASH AND CASH EQUIVALENTS                              41,803            58,537             2,673
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                        234,305           175,768           173,095
-----------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                         $    276,108      $    234,305      $    175,768
=================================================================================================================


         The accompanying notes to financial statements are an integral part of these financial statements.


                                     ELEVEN

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.

                       STATEMENTS OF CHANGES IN NET ASSETS


FOR EACH OF THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
-----------------------------------------------------------------------------------------------------------------
                                                                      1997              1996             1995
-----------------------------------------------------------------------------------------------------------------
Increase in net assets resulting from operations:
   Net investment income                                         $    831,359      $    772,453      $  1,725,971
   Net realized gain (loss) on investments                          2,925,017        (3,453,919)        3,790,988
   Net change in unrealized (loss) gain
      on investments                                               (3,218,969)        2,311,373        (6,116,647)
-----------------------------------------------------------------------------------------------------------------
         Net increase (decrease) in net assets
            resulting from operations                                 537,407          (370,093)         (599,688)
Repurchase of limited partnership units (Note 5)                   (1,162,618)       (1,440,340)       (1,959,487)
Distributions to partners from -
   Net investment income                                             (831,359)         (956,739)       (1,541,685)
   Realized gain on investments                                    (1,608,939)         (465,859)             --
   Return of capital                                                 (710,627)             --                --
-----------------------------------------------------------------------------------------------------------------
      Total decrease in net assets                                 (3,776,136)       (3,233,031)       (4,100,860)

Net assets:
   Beginning of year                                               16,640,001        19,873,032        23,973,892
-----------------------------------------------------------------------------------------------------------------
   End of year (including undistributed net investment
      income of $0, $0 and $184,286, respectively)               $ 12,863,865      $ 16,640,001      $ 19,873,032
=================================================================================================================


         The accompanying notes to financial statements are an integral part of these financial statements.


                                     TWELVE

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.

                      SELECTED PER UNIT DATA AND RATIOS(1)



FOR EACH OF THE YEARS ENDED DECEMBER 31, 1997, 1996, 1995, 1994 AND 1993
--------------------------------------------------------------------------------------------------------------------
                                                       1997          1996          1995          1994         1993
--------------------------------------------------------------------------------------------------------------------
PER UNIT DATA:
   Investment income (2)                             $  1.24       $  1.11       $  1.75       $  1.63       $  1.73
   Expenses (2)                                         (.49)         (.47)         (.42)         (.40)         (.41)
--------------------------------------------------------------------------------------------------------------------
      Net investment income(2)                           .75           .64          1.33          1.23          1.32
   Net realized gain (loss) on investments(2)           2.64         (2.88)         2.92         (1.46)          .60
   Net change in unrealized (loss) gain
      on investments(2)                                (2.91)         1.93         (4.71)         2.52          (.50)
   Effect of unit repurchases
      on net asset value                                --            (.02)         (.20)          .02          (.01)
   Distributions declared to partners                  (2.90)        (1.20)        (1.20)        (1.80)        (1.80)
--------------------------------------------------------------------------------------------------------------------
      Net (decrease) increase in net asset value       (2.42)        (1.53)        (1.86)          .51          (.39)
        Net asset value:
           Beginning of year                           15.08         16.61         18.47         17.96         18.35
--------------------------------------------------------------------------------------------------------------------
           End of year                               $ 12.66       $ 15.08       $ 16.61       $ 18.47       $ 17.96
====================================================================================================================
RATIOS:
   Ratio of expenses to average net assets              3.60%         2.92%         2.27%         2.27%         2.27%
   Ratio of net investment income to
     average net assets                                 5.55%         4.05%         7.22%         6.91%         7.28%
Number of limited partnership units
  at end of year(1)                                1,202,142     1,104,881     1,196,564     1,296,999     1,427,950

----------

(1) Effective October 1, 1993, each $1,000 limited partnership unit was redenominated into fifty $20 limited partnership units. All amounts shown for 1993 have been restated to give effect to this redenomination.
(2) Calculated using the weighted average number of limited partnership units outstanding during the years ended December 31, 1997, 1996, 1995, 1994 and 1993 of 1,095,362, 1,186,294, 1,285,717, 1,413,240 and 1,482,514,
       respectively.


         The accompanying notes to financial statements are an integral part of these selected per unit data and ratios.


                                    THIRTEEN

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.

                          NOTES TO FINANCIAL STATEMENTS


DECEMBER 31, 1997 AND 1996

1.   ORGANIZATION AND PURPOSE

      Fiduciary Capital Pension Partners, L.P. (the "Fund"), a Delaware limited partnership, was formed on October 20, 1988 to operate as a business development company under the Investment Company Act of 1940. The Fund's operations commenced on August 14, 1990.

      FCM Fiduciary Capital Management Company ("FCM"), the Managing General Partner of, and the investment adviser to, the Fund, is responsible, subject to the supervision of the Independent General Partners, for overseeing and monitoring the Fund's investments.

      The investment objective of the Fund is to provide current income and capital appreciation by investing primarily in subordinated debt and related equity securities issued as the mezzanine financing of privately structured, friendly leveraged buyouts, leveraged acquisitions and leveraged recapitalizations. These investments are referred to herein as "portfolio investments". Managed companies are those to which significant managerial assistance is offered.

      As set forth in the Partnership Agreement, the Fund's investment period ended on December 31, 1995. Although the Fund is permitted to make additional investments in existing portfolio companies, the Fund is no longer permitted to acquire investments in new portfolio companies.

      A separate fund, Fiduciary Capital Partners, L.P. ("FCP"), was also formed on October 20, 1988 for taxable investors with investment objectives, policies and restrictions similar to those of the Fund. While the Fund and FCP have co-invested in each of the portfolio investments, each fund is accounted for separately. Each fund's participation in the portfolio investments is in proportion to the amount of capital that each fund had available for investment at the time each investment was acquired. Certain expenses are allocated between the funds based on the amount of each fund's total capital. The accompanying financial statements include only the activities of the Fund.

2.   SIGNIFICANT ACCOUNTING POLICIES

       Use of Estimates The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       Accounting Method The Fund maintains its accounting records, prepares financial statements and files its tax returns using the accrual method of accounting.

       Realized and Unrealized Gain or Loss on Investments Realized gains and losses are recorded upon disposition of investments and are calculated based upon the difference between the proceeds and the cost basis determined using the specific identification method. All other changes in the valuation of investments, as determined by FCM, are included as changes in the unrealized appreciation or depreciation of investments in the Fund's Statements of Operations.

       Valuation of Investments FCM values the Fund's investments on a weekly basis utilizing a variety of methods. For securities that are publicly traded and for which market quotations are available, valuations are set by the closing sales, or an average of the closing bid and asked prices, as of the valuation date. The Fund discounts these closing market prices between 5% and 20% to reflect lack of liquidity, if the Fund's securities are subject to legal or contractual trading restrictions, or to reflect the potential market impact which could result from the sale of the securities, if the Fund and FCP combined own a material percentage of the outstanding securities. The amount of the discount varies based upon the type of restriction, the time remaining on the restriction and the size of the holding.

       Fair value for securities that are not traded in any liquid public markets or that are privately held are determined pursuant to valuation policies and procedures which have been approved by the Independent General Partners and subject to their supervision. There is a range of values that are reasonable for such investments at any particular time. Each such investment is valued initially based upon its original cost to the Fund ("cost method"). Debt securities with attached warrants for the purchase of common stock are initially recorded at a discount from face value equal to the estimated relative value of the warrants at date of investment. The discount is amortized to income as an adjustment to yield from the debt securities. Face value less unamortized discount represents the "amortized cost" of the debt securities.

       The cost method is used until significant developments affecting the portfolio company provide a basis for use of an appraisal valuation. Appraisal valuations are based upon such factors as the portfolio company's earnings, cash flow and net worth, the market prices for similar securities of comparable companies and an assessment of the portfolio company's future


                                    FOURTEEN

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.

financial prospects. In a case of unsuccessful operations, the appraisal may be based upon liquidation value. Appraisal valuations are necessarily subjective. The Fund also may use, when available, third-party transactions in a portfolio company's securities as the basis of valuation ("private market method"). The private market method is used only with respect to completed transactions or firm offers made by sophisticated, independent investors.

       Temporary investments with maturities of less than 60 days are stated at amortized cost, which approximates market value. Under this method, temporary investments are valued at cost when purchased and thereafter a constant proportionate amortization of any discount or premium is recorded until maturity of the investment.

       Cash and Cash Equivalents The Fund considers investments in money market funds to be cash equivalents.

       Interest Receivable on Notes Notes are placed on non-accrual status in the event of a default (after any applicable grace period expires) or if FCM determines that there is no reasonable expectation of collecting the interest.

       Income Taxes No provision for income taxes has been made in the financial statements because taxes on Fund income are the responsibility of the individual partners rather than the Fund.

       Investment Transactions The Fund records portfolio investment transactions on the date on which it obtains an enforceable right to demand the securities or payment thereof and records temporary investment transactions on the trade date. Realized gains and losses on investments are determined on the basis of specific identification for both accounting and tax purposes.

3.   ALLOCATIONS OF PROFITS, LOSSES AND CASH DISTRIBUTIONS

       Pursuant to the Partnership Agreement, all income derived from temporary investments will be distributed and allocated 99% to the Limited Partners and 1% to FCM. Net investment income will, in general, be distributed and allocated:
(i) 99% to the Limited Partners and 1% to FCM until the Limited Partners have received a cumulative non-compounded preferred return of 9% per annum on their capital contributions to the Fund, then (ii) 70% to the Limited Partners and 30% to FCM until FCM has received 10% of all current and prior distributions and allocations, and thereafter, (iii) 90% to the Limited Partners and 10% to FCM.

       Proceeds from capital transactions will, in general, be distributed and allocated: (i) 99% to the Limited Partner and 1% to FCM until the Limited Partners have receive a cumulative, non-compounded preferred return of 9% per annum on their capital contribution to the Fund from net investment income, capital transactions, or both, then (ii) 100% to the Limited Partners until they have received a return of their capital contributions to the Fund, and thereafter, (iii) 80% to the Limited Partners and 20% to FCM.

       All cash distributions and earnings since the inception of the Fund have been allocated 99% to the Limited Partners and 1% to FCM.

4.   CAPITAL CONTRIBUTIONS

       Upon formation of the Fund, FCM contributed $4,000 for its general partner interest in the Fund. Units of limited partnership interest ("Units") were then sold in a public offering. The Fund held three closings between August 14, 1990 and October 18, 1990, receiving gross offering proceeds of $29,796,000. Commissions and other offering costs were charged against proceeds resulting in net capital contributions from Limited Partners of $26,294,970.

5.   PERIODIC UNIT REPURCHASE PLAN

       The Fund's Limited Partners adopted a periodic unit repurchase plan during 1993. Pursuant to the terms of the repurchase policy, the Fund will annually offer to repurchase from its Limited Partners, up to 7.5% of its outstanding Units for an amount equal to the current net asset value per Unit, net of a fee (not to exceed 2%) to be retained by the Fund to offset expenses incurred in connection with the repurchase offer. If the number of tendered Units in any year exceeds 7.5% of the outstanding Units, the Fund's General Partners may vote to repurchase up to an additional 2% of the outstanding Units.

       Repurchases of Units since the adoption of the plan are summarized as follows:

                                Units Repurchased           Net Asset Value per Unit
                           --------------------------       ------------------------
                                         Percentage
      Date of                          of Outstanding                      Net of the
 Repurchase Offer           Number          Units           Gross           2% Fee
 -----------------          ------     --------------       -----         ----------
 November 1993               61,850        4.15%            $18.33          $17.96
 November 1994              130,951        9.17%             18.35           17.98
 November 1995              100,435        7.74%             19.51           19.12
 November 1996               91,683        7.66%             15.71           15.40
 November 1997               84,739        7.67%             13.72           13.45


                                     FIFTEEN

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.

6.   INVESTMENT ADVISORY FEES

           As compensation for its services as investment adviser, FCM receives a subordinated monthly fee at the annual rate of 1% of the Fund's available capital, as defined in the Partnership Agreement, net of certain fees received directly by FCM from the Fund's portfolio companies. Investment advisory fees of $120,800, $136,714 and $195,279 were incurred by the Fund for 1997, 1996 and
1995, respectively.

7.   FUND ADMINISTRATION FEES

       As compensation for its services as fund administrator, FCM receives a monthly fee at the annual rate of .45% of net proceeds available for investment, as defined in the Partnership Agreement. Fund administration fees of $118,327 were incurred each year by the Fund during 1997, 1996 and 1995. FCM is also reimbursed, subject to various limitations, for administrative expenses incurred in providing accounting and investor services to the Fund. The Fund reimbursed FCM for administrative expenses of $68,895, $68,895 and $68,105 for 1997, 1996 and 1995, respectively.

8.   INDEPENDENT GENERAL PARTNER FEES AND EXPENSES

       As compensation for services rendered to the Fund, each of the Independent General Partners receives from the Fund and FCP an annual fee of $30,000, payable monthly in arrears, together with all out-of-pocket expenses. Each fund's allocation of these fees and expenses is based on the relative number of outstanding Units. Fees and expenses of $46,966, $47,563 and $49,283 were incurred by the Fund for 1997, 1996 and 1995, respectively.

9.   OTHER RELATED PARTY TRANSACTIONS

       FCM and its affiliates are entitled to reimbursement of direct expenses paid on behalf of the Fund. Such reimbursements amounted to $256,851, $200,848 and $154,260 during 1997, 1996 and 1995, respectively.

10.   PORTFOLIO INVESTMENTS

       The Fund's portfolio investments consist primarily of high-yield private placement securities issued as the mezzanine financing of privately structured, friendly leveraged buyouts, leveraged acquisitions and leveraged recapitalizations, and are generally linked with an equity participation. The risk of loss upon default by an issuer is greater than with investment grade securities because high-yield securities are generally unsecured and are usually subordinated to other creditors of the issuer. Also, these issuers usually have higher levels of indebtedness and are more sensitive to adverse economic conditions than investment grade issuers. Most of these securities are subject to resale restrictions and generally there is no quoted market for such securities.

       Although the Fund cannot eliminate the risks associated with its investments in these high-yield securities, it has established risk management procedures. The Fund subjects each prospective investment to rigorous analysis, and makes only those investments that are recommended by FCM and that meet the Fund's investment guidelines or that have otherwise been approved by the Independent General Partners. The Fund also has procedures in place to continually monitor its portfolio companies.

       As of December 31, 1997, the Fund held portfolio investments in six Managed Companies, with an aggregate cost of approximately $9.6 million. During the year ended December 31, 1997, the Fund acquired a follow-on investment in LMC Operating Corp. ("LMC") at a cost of approximately $0.8 million.

       The Fund's subordinated debt investment in Elgin National Industries, Inc. was prepaid during 1997. In addition, the Fund sold all of its Neodata Corporation and ENI Holding Corp. stock and received a distribution from the escrow account that was established during 1996 in connection with the sale of the Fund's Huntington Holdings, Inc. stock. The Fund received $8,848,738 in proceeds, including applicable prepayment premiums, resulting in aggregate realized gains of $2,947,255.

       During 1997, the Fund accrued $22,238 of additional reserves for possible legal costs and other payments that may be required in connection with the Canadian's Holdings, Inc. ("Canadian's") bankruptcy proceedings (see Note 13). This amount was recorded as an additional realized loss in the Fund's Statement of Operations.

       The Fund has pledged the common stock and warrants it owns in AR Accessories Group, Inc. and LMC Credit Corp. as collateral for the corporations' debt. None of the Fund's other portfolio investments have been pledged or otherwise encumbered.

11.   UNREALIZED GAIN (LOSS) ON INVESTMENTS

       As of December 31, 1996, the Fund had recorded net unrealized loss on investments of $583,302. During 1997, the Fund recorded $9,765 of unrealized gain and $3,315,695 of unrealized loss on investments. In addition, the Fund disposed of investments during 1997 with respect to which the Fund had


                                     SIXTEEN

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.

recorded $86,963 of net unrealized loss during prior years. Therefore, at December 31, 1997, the Fund had net unrealized loss on investments of $3,802,269.

12.    NON-ACCRUAL STATUS OF INVESTMENTS

       In accordance with the Fund's accounting policies, the Fund stopped accruing interest on (i) the Canadian's Holdings, Inc. Exchangeable Redeemable Debentures effective April 1, 1995, (ii) the Canadian's Promissory Notes effective October 1, 1995, (iii) the Canadian's Subordinated Notes effective December 1, 1995, (iv) the LMC Senior Subordinated Notes effective December 1, 1995, and (v) the Atlas Environmental, Inc. ("Atlas") Senior Subordinated Secured Notes effective April 20, 1996.

       During 1996, all of the Canadian's debt was written off as a realized loss and the LMC Senior Subordinated Notes were converted into preferred stock. Thus, as of December 31, 1997, the Fund's only debt investment on non-accrual status was the Atlas Senior Subordinated Secured Notes.

13.    COMMITMENTS AND CONTINGENCIES

       LMC Commitment On February 18, 1998, the Fund agreed to provide up to $449,000 of additional subordinated debt to LMC, of which $314,300 was advanced on that date. The remaining $134,700 was advanced during March 1998.

       Canadian's Litigation On October 3, 1996, the Fund commenced an adversary proceeding in the Canadian's Chapter 11 bankruptcy case against Finova Capital Corporation ("Finova"), Benson Selzer and Joseph Eiger. The complaint sought a declaratory judgment that sales taxes collected by Canadian's and turned over to Finova were "trust funds" collected by Canadian's on behalf of various state tax authorities. Through the complaint, the Fund objected to Finova's secured claim against Canadian's, which was guaranteed by Benson Selzer and Joseph Eiger, and sought to recover the sales tax and certain other amounts for the benefit of Canadian's bankruptcy estate. As a result of this litigation and the issues involved, the Fund accrued $370,627 during 1996 for legal costs and possible payments that may be required to settle the litigation or to fund the payment of Canadian's outstanding sales tax liabilities.

On March 19, 1997, the Bankruptcy Court denied the Fund's claim. As a result of the Court's decision, the Fund dropped this litigation, while preserving its rights to pursue litigation against Finova at a later date. Beginning July 1, 1997, the Fund began accruing additional reserves at a 12% annualized rate or $22,237 for the six months ended December 31, 1997.

       LMC Litigation On January 27, 1998, LMC Holding Co. ("LMC Holding"), which holds 49.75% of the issued and outstanding common stock of LMC, commenced an action against the Fund, FCP and each of Paul Bagley, the Chairman of the Board and Chief Executive Officer of FCM, W. Duke DeGrassi, the President of FCM, and Donald R. Jackson, the Senior Vice President, Treasurer, Chief Financial Officer and Compliance Officer of FCM (collectively, the "Individual Defendants"), in their capacities as officers of FCM, in the First Judicial District Court in and for Cache County, State of Utah, entitled LMC Holding Co.
v. Fiduciary Capital Partners, L.P., et al., Civil No. 98-0100077 (the "LMC Action"). In the LMC Action, LMC Holding has asserted claims against the Fund alleging breach of a shareholders' agreement among the Fund, FCP and LMC Holding relating to the management of LMC, against the Fund and the Individual Defendants alleging breach of fiduciary duties and ultra vires actions taken on behalf of LMC, and against the Individual Defendants alleging civil conspiracy/aiding and abetting and unjust enrichment. LMC Holding is seeking various forms of injunctive relief and monetary damages in an unspecified amount, including punitive damages and the return of all management fees paid by LMC to the Fund since November 19, 1997. Discovery in the LMC Action has commenced, and the Fund intends to contest LMC Holding's claims vigorously.
The Fund expects to prevail in the LMC Action, although there can be no assurance that this will be the case.

       LMC Holding is controlled by Paul Wallace, a director of LMC and the trustee of its pension plan. FCM believes that the LMC Action was commenced in response to an action filed by LMC against Mr. Wallace to recover for a significant underfunding of LMC's pension plan.

       FCM believes that none of the above discussed litigation will have any material adverse effect on the business, financial condition and results of operations of the Fund, taken as a whole, beyond the reserve that has been established with respect to the Canadian's litigation.


                                    SEVENTEEN

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.


14.   RECONCILIATION TO INCOME TAX METHOD OF ACCOUNTING

      The following is a reconciliation of the net increase in net assets resulting from operations in the accompanying financial statements to the taxable income reported for federal income tax purposes:

                                                 1997              1996              1995
----------------------------------------------------------------------------------------------
 Net increase (decrease) in net
   assets resulting from
   operations per financial
   statements                                $    537,407      $   (370,093)     $   (599,688)
 Increase (decrease)
   resulting from:
      Unrealized loss (gain)
        on investments                          3,218,969        (2,311,373)        6,116,647
      Realized gains and
        losses on investments                     (73,962)          503,448              --
      Fee income, net of
        amortization                              (47,396)          (18,801)          (64,525)
      Interest income                                --                --              32,992
      Amortization of
        organization and
        start-up costs                               --                --             (10,793)
      Other                                       (19,564)          (15,417)          (38,431)
---------------------------------------------------------------------------------------------
   Taxable income (loss) per
      federal income tax
      return                                 $  3,615,454      $ (2,212,236)     $  5,436,202
=============================================================================================

       The following is a reconciliation of the amount of the Fund's net assets as shown in the accompanying financial statements and the tax bases of the Fund's net assets:

                                                 1997              1996              1995
----------------------------------------------------------------------------------------------
Net assets per
  financial statements                       $ 12,863,865     $ 16,640,001     $ 19,873,032
  Realized gains and
     losses on investments                      3,357,111        3,431,073        2,927,625
  Syndication, organization
     and start-up costs, net                    2,982,080        3,045,822        3,112,764
  Unrealized loss
     on investments                             3,802,271          583,302        2,894,675
  Distributions payable                         1,030,446          334,812          362,595
  Fee income, net of
    amortization                                     --             47,396           66,197
  Accrued expenses                                 24,050           25,625           18,650
-------------------------------------------------------------------------------------------
  Tax bases of net assets                    $ 24,059,823     $ 24,108,031     $ 29,255,538
===========================================================================================


                                    EIGHTEEN

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Partners of
Fiduciary Capital Pension Partners, L.P.:

      We have audited the accompanying balance sheets of Fiduciary Capital Pension Partners, L.P. (a Delaware limited partnership) as of December 31, 1997 and 1996, including the schedule of investments as of December 31, 1997, and the related statements of operations, cash flows and changes in net assets for each of the three years in the period ended December 31, 1997 and the selected per unit data and ratios for the five years then ended. These financial statements and per unit data and ratios are the responsibility of the partnership's managing general partner. Our responsibility is to express an opinion on these financial statements and per unit data and ratios based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and per unit data and ratios are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 1997 and 1996 by correspondence with the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements and selected per unit data and ratios referred to above present fairly, in all material respects, the financial position of Fiduciary Capital Pension Partners, L.P. as of December 31, 1997 and 1996, and the results of its operations, its cash flows and the changes in its net assets for each of the three years in the period ended December 31, 1997, and the selected per unit data and ratios for the five years then ended, in conformity with generally accepted accounting principles.

      As discussed in Note 2, the financial statements include investment securities valued at $5,309,157 at December 31, 1997 (41.3% of net assets) and $13,475,314 at December 31, 1996 (81.0% of net assets) whose values have been estimated by the managing general partner in the absence of readily ascertainable market values. However, because of the inherent uncertainty of valuation, the managing general partner's estimate of values may differ significantly from the values that would have been used had a ready market existed for the securities and the differences could be material.

                                       /s/ Arthur Andersen LLP


Denver, Colorado
February 4, 1998.


                                    NINETEEN

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS



       The following discussion should be read in conjunction with the Fund's audited Financial Statements and the Notes thereto. This report contains, in addition to historical information, forward-looking statements that include risks and other uncertainties. The Fund's actual results may differ materially from those anticipated in these forward-looking statements. While the Fund can not always predict what factors would cause actual results to differ materially from those indicated by the forward-looking statements, factors that might cause such a difference include general economic and business conditions, competition and other factors discussed elsewhere in this report. Readers are urged to consider statements that include the terms "believes", "expects", "plans", "anticipates", "intends" or the like to be uncertain and forward-looking. The Fund undertakes no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

LIQUIDITY AND CAPITAL RESOURCES

       During 1990, the Fund completed a public offering of its Units. Net offering proceeds available to the Fund, after deducting commissions and other offering costs, totaled $26,298,970.

       The Fund is prohibited by the terms of its Partnership Agreement from borrowing funds for operational purposes.

       The Fund's Limited Partners adopted a periodic unit repurchase plan during 1993. Pursuant to the terms of the repurchase policy, the Fund will annually offer to purchase from its Limited Partners, up to 7.5% of its outstanding Units for an amount equal to the current net asset value per Unit, net of a fee (not to exceed 2%) to be retained by the Fund to offset expenses incurred in connection with the repurchase offer. If the number of tendered Units in any year exceeds 7.5% of the outstanding Units, the Fund's General Partners may vote to purchase up to an additional 2% of the outstanding Units.

       Repurchases of Units since the adoption of the plan are summarized as follows:

                               Units Repurchased          Net Asset Value per Unit
                           ------------------------       ------------------------
                                       Percentage
      Date of                        of Outstanding                      Net of the
 Repurchase Offer          Number        Units            Gross            2% Fee
 -----------------         ------    --------------       -----           --------
 November 1993              61,850        4.15%           $18.33          $17.96
 November 1994             130,951        9.17%            18.35           17.98
 November 1995             100,435        7.74%            19.51           19.12
 November 1996              91,683        7.66%            15.71           15.40
 November 1997              84,739        7.67%            13.72           13.45

       As of December 31, 1997, the Fund held portfolio investments in six Managed Companies, with an aggregate cost of approximately $9.6 million. These portfolio investments, which were made from net offering proceeds and the reinvestment of proceeds from the sale of other portfolio investments, represent approximately 44.7% of the Fund's net assets. When acquired, these portfolio investments generally consisted of high-yield subordinated debt, linked with an equity participation or a comparable participation feature. These securities were typically issued in private placement transactions and were subject to certain restrictions on transfer or sale, thereby limiting their liquidity. A number of the portfolio companies have prepaid their subordinated debt that the Fund held. In addition, three of the portfolio companies have successfully completed IPOs of their stock. The Fund has sold the stock it held in these three companies, except for a portion of its KEMET stock.

       As of December 31, 1997, the Fund's remaining assets were invested in short-term commercial paper. These funds are available to fund follow-on investments, for distribution to the partners or to fund the annual repurchase offer.

       The Fund's subordinated debt investment in Elgin was prepaid during 1997. In addition, the Fund sold all of its Neodata and ENI stock and received a distribution from the escrow account that was established during 1996 in connection with the sale of the Fund's Huntington stock. In total, the Fund received $8,848,738 in proceeds, including applicable prepayment premiums, from these transactions.

       During November 1996, the Fund agreed to provide up to $1,632,960 of subordinated debt to LMC, of which $816,480 was advanced at that time. The Fund advanced the remaining $816,480 during 1997.

       During February 1998, the Fund agreed to provide up to $449,000 of additional subordinated debt to LMC, of which $314,300 was advanced at that time. The remaining $134,700 was advanced during March 1998.

       Accrued interest receivable decreased $27,243 from $95,207 at December 31, 1996 to $67,964 at December 31, 1997. This decrease resulted primarily from the sale of the Fund's subordinated debt investment in ENI during 1997. The impact of the ENI sale was partially offset by the accrued interest related to the additional LMC subordinated debt advanced during 1997, which is discussed above.

       Other assets increased $52,280 from $6,646 at December 31, 1996 to $58,926 at December 31, 1997. This increase resulted primarily from an increase in prepaid insurance associated with a


                                     TWENTY

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                 CONDITION AND RESULTS OF OPERATIONS (CONTINUED)


new liability insurance policy for the Fund's general partners and a receivable from LMC for legal fees that the Fund advanced on behalf of LMC.

       Distributions payable to partners increased $695,634, from $334,812 at December 31, 1996 to $1,030,446 at December 31, 1997, resulting from a distribution rate increase from $.30 per Unit for the fourth quarter of 1996 to $1.00 per Unit for the fourth quarter of 1997. The effect of this increase in the quarterly distribution rate was partially offset by a 7.67% decrease in the number of outstanding Units as a result of the repurchase of Units by the Fund during November 1997.

       During 1997, the Fund declared cash distributions to its partners in the aggregate amount of $3,150,925. The distributions were paid in four quarterly payments of $.30, $.30, $1.30 and $1.00 per Unit during the months of May, August and November 1997 and February 1998. In the aggregate, the distributions were paid out of current net investment income (26.4%), realized gains on investments (51.1%) and a return of capital (22.5%).

       The Fund currently expects the remaining 1998 distributions, beginning with the distribution payable during August 1998, to be made at a rate of $1.00 per Unit per quarter for all Limited Partners. The Fund's investment period ended on December 31, 1995. Although the Fund is permitted to make additional investments in existing portfolio companies after 1995, the Fund is no longer permitted to acquire investments in new portfolio companies. This will impact the amount of the Fund's quarterly distributions for 1998 and subsequent years because all proceeds from dispositions or maturities of investments will be distributed to investors, except to the extent the cash is needed to fund the annual repurchase offer or to fund any follow-on investments that the Fund may make in existing portfolio companies. The increase in the quarterly distribution rate during 1997 and 1998 represents a distribution of the Neodata, Elgin and ENI sales proceeds.

       See Note 13 to the Fund's financial statements for a discussion of litigation. FCM believes that this litigation will be resolved without any material adverse effect on the Fund's business, financial condition or results of operations, taken as a whole, beyond the reserve that has been established with respect to the Canadian's litigation.


RESULTS OF OPERATIONS

                         INVESTMENT INCOME AND EXPENSES

       The Fund's investment income consists primarily of interest income earned from the various debt investments held by the Fund and dividend income from the ENI preferred stock that was sold during 1997. Major expenses include professional fees, investment advisory fees, fund administration fees and administrative expenses.

                             1997 Compared to 1996

       The Fund's net investment income was $831,359 for the year ended December 31, 1997 on total investment income of $1,370,252 as compared to net investment income of $772,453 on total investment income of $1,329,491 for the prior year. Net investment income per limited partnership unit increased from $.64 to $.75, and the ratio of net investment income to average net assets increased from 4.05% to 5.55% for the year ended December 31, 1997 in comparison to the prior year.

       Net investment income for the year ended December 31, 1997 increased 7.6% as a result of a small increase in investment income and a small decrease in total expenses. Net investment income per limited partnership unit increased 17.2%. The percentage increase in net investment income per limited partnership unit exceeded the percentage increase in net investment income because of a decrease in the weighted average number of limited partnership units outstanding, which resulted from the repurchase of Units by the Fund during both November 1996 and 1997.

       Investment income increased $40,761, or 3.1%, for the year ended December 31, 1997 in comparison to the prior year. This increase resulted primarily from the receipt of the accumulated preferred stock dividends that were paid on the ENI preferred stock at the time of its disposition. The positive impact of the ENI dividend income was significantly offset by a decrease in interest income. A number of factors contributed to the decline in interest income, including (i) the decision to stop accruing interest in the Fund's Atlas subordinated debt investment effective April 1996, (ii) the prepayment of the Fund's Elgin subordinated debt investment during November 1997, and (iii) reduced amounts of temporary investments as a result of the Fund utilizing a portion of its cash reserves to fund the LMC follow-on investment and to repurchase Units during both November 1996 and 1997. The negative effect of these items was partially offset by the increase in interest income earned on the LMC follow-on investment.

       Total expenses decreased $18,145, or 3.3%, for the year ended December 31, 1997 in comparison to the prior year. This decrease resulted primarily from decreases in investment advisory fees and other expenses. These decreases were partially offset by an increase in professional fees.


                                   TWENTY-ONE

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                 CONDITION AND RESULTS OF OPERATIONS (CONTINUED)



       The investment advisory fees paid to FCM decreased during 1997, primarily as a result of the direct receipt by FCM of consulting fees from LMC, one of the Fund's portfolio companies during the first quarter of 1997 and as a result of the repurchase of Units during November 1996 and 1997. Pursuant to the terms of the Fund's investment advisory agreement with FCM, the investment advisory fees payable to FCM by the Fund are reduced by the amount of any fees that FCM receives directly from any of the Fund's portfolio companies. The repurchase of Units decreased the amount of the Fund's available capital (as defined in the Partnership Agreement) which is the base with respect to which the investment advisory fees are calculated.

       Other expenses decreased during 1997 primarily as a result of consulting fees and expenses paid during 1996 in connection with the Canadian's bankruptcy proceedings.

       Professional fees increased during 1997 primarily because of fees incurred in connection with the Fund's analysis of a proposal pursuant to which its Units would have been exchanged for shares in a newly formed Delaware Business Trust. FCM has decided not to pursue this proposal at this time.


                              1996 Compared to 1995

       The Fund's net investment income was $772,453 for the year ended December 31, 1996 on total investment income of $1,329,491 as compared to net investment income of $1,725,971 on total investment income of $2,268,159 for the prior year. Net investment income per limited partnership unit decreased from $1.33 to $.64, and the ratio of net investment income to average net assets decreased from 7.22% to 4.05% for the year ended December 31, 1996 in comparison to the prior year.

       Net investment income for the year ended December 31, 1996 decreased primarily as a result of a decrease in investment income. Total expenses also increased by a small amount.

       Investment income decreased $938,668, or 41.4%, for the year ended December 31, 1996 in comparison to the prior year. This decrease resulted primarily from the conversion of the Fund's LMC debt securities into non-dividend paying equity securities, the Canadian's bankruptcy and the decision by the Fund to stop accruing interest on its subordinated debt investment in Atlas. Other factors that contributed to the decrease in investment income include the utilization of a portion of the Fund's cash reserves to repurchase Units during both November 1995 and 1996 and lower interest rates on the Fund's temporary investments.

       Total expenses increased $14,850, or 2.7%, for the year ended December 31, 1996 in comparison to the prior year. This increase resulted primarily from increases in professional fees and other expenses. These increases were partially offset by decreases in investment advisory fees and amortization expense.

       The increases in professional fees and other expenses were primarily the result of legal fees and other costs incurred in connection with the Canadian's bankruptcy proceedings and the default by Atlas with respect to the payment of interest due to the Fund. The investment advisory fees decreased primarily as a result of the repurchase of Units by the Fund during both November 1995 and 1996 and the realization during February 1996 of the loss on the Fund's Canadian's investment. Both the repurchase of the Units and the realization of the Canadian's loss decreased the amount of the Fund's available capital (as defined in the Partnership Agreement), which is the base with respect to which the investment advisory fees are calculated. The Fund amortized its organization cost over a five year period beginning with the inception of the Fund in 1990. Therefore, these costs became fully amortized during 1995.


                     NET REALIZED GAIN (LOSS) ON INVESTMENTS

       The Fund realized gains of $3,790,988 during the year ended December 31, 1995, net losses of $3,453,919 during the year ended December 31, 1996 and net gains of $2,925,017 during the year ended December 31, 1997.

       The realized gains for 1995 consisted of gain, including a prepayment premium, from the prepayment by Protection One of subordinated notes that were held by the Fund and gains from the sale of all of the Carr-Gottstein common stock and KB Alloys notes and a portion of the KEMET common stock that were held by the Fund. During 1996, the Fund realized a gain from the sale of the Fund's Huntington investment and realized a loss on the Fund's Canadian's investment.

       The net realized gain for 1997 resulted from gains on the Fund's Neodata, Elgin, ENI and Huntington investments, including a prepayment premium, and an additional realized loss on the Fund's Canadian's investment.

       The Fund owned an equity position in Neodata since 1990, which it acquired at a cost of $278,917. In addition, the Fund previously owned Neodata subordinated notes, which were prepaid during May 1993.

       During August 1997, Electronic Data Systems Corporation ("EDS") offered to purchase all of Neodata's stock that it did not


                                   TWENTY-TWO

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                 CONDITION AND RESULTS OF OPERATIONS (CONTINUED)


already own. Hicks Muse, the owner of a controlling portion of Neodata's common stock, accepted the offer. The purchase by EDS closed on September 2, 1997. The Fund received $1,178,150 of cash proceeds from the sale of its Neodata stock, resulting in a realized gain of $899,233.

       During 1993, the Fund invested $5,651,917 in Elgin and its parent company, ENI. The investment consisted of (a) $5,023,926 of Elgin's 13.00% Senior Subordinated Notes due September 1, 2001 with warrants to purchase common stock in ENI and (b) $587,610 of ENI 10.00% preferred stock and (c) $40,381 of ENI common stock.

       During June 1997, the Fund received a written offer from ENI management to prepay the Fund's subordinated debt, redeem the Fund's preferred stock and purchase the Fund's Class B common stock and warrants. The offer was reviewed by all of the subordinated debt holders, including the Fund, and rejected as inadequate.
       During August 1997, ENI management made an improved offer, which was revised and accepted by all of the subordinated debt holders, following a series of negotiations. The sale closed on November 5, 1997, with the Fund receiving $7,603,390 of sales proceeds, along with $361,543 of accrued interest and accumulated preferred stock dividends, resulting in a realized gain of $1,980,823.

       During December 1995, Huntington entered into a letter of intent, under the terms of which all Huntington stock would be sold for cash. The sale was consummated during February 1996. The Fund's share of the actual sales proceeds totaled $1,247,229, of which $1,089,896 was received during February 1996, with the balance being held by the buyer in escrow. A portion of the escrowed funds was used to pay various transaction expenses and the Fund received additional distributions of $16,439 and $67,198 during September 1996 and May 1997, respectively. The Fund's share of the remaining escrow balance is approximately $70,000. The remaining balance of the escrow was required to be held until February 1998 to be available to fund contingent purchase price adjustments, and as collateral for potential claims of the buyer with respect to representations made by the selling shareholders, including the Fund. During February 1998, the purchaser notified the sellers, including the Fund, of claims against the escrow account that totaled approximately 31% of the balance remaining in the escrow account. The sellers intend to object to these claims and the balance of the escrow account will not be released until these claims are resolved. The Fund recognized realized gains of $1,020,657 and $67,198 from this transaction during 1996 and 1997, respectively. Additional gain will be recognized if, and when, the Fund actually receives a distribution of any of the remaining escrowed funds.
       Beginning July 1, 1997, the Fund began accruing additional Canadian's sales tax related reserves at a 12% annualized rate, or $22,237 for the six months ended December 31, 1997. This additional accrued amount was recorded as an additional realized loss in the Fund's 1997 Statement of Operations.

                    NET UNREALIZED GAIN (LOSS) ON INVESTMENTS

       FCM values the Fund's portfolio investments on a weekly basis utilizing a variety of methods. For securities that are publicly traded and for which market quotations are available, valuations are set by the closing sales, or an average of the closing bid and ask prices, as of the valuation date.

       Fair value for securities that are not traded in any liquid public markets or that are privately held are determined pursuant to valuation policies and procedures that have been approved by the Independent General Partners and subject to their supervision. There is a range of values that are reasonable for such investments at any particular time. Each such investment is valued initially based upon its original cost to the Fund ("cost method"). The cost method is used until significant developments affecting the portfolio company provide a basis for use of an appraisal valuation. Appraisal valuations are based upon such factors as the portfolio company's earnings, cash flow and net worth, the market prices for similar securities of comparable companies and an assessment of the portfolio company's future financial prospects. In a case of unsuccessful operations, the appraisal may be based upon liquidation value. Appraisal valuations are necessarily subjective. The Fund also may use, when available, third-party transactions in a portfolio company's securities as the basis of valuation ("private market method"). The private market method will be used only with respect to completed transactions or firm offers made by sophisticated, independent investors.

       Prior to 1995, the Fund had recorded cumulative net unrealized gain on investments of $3,221,972. During 1995, the Fund recorded $642,173 of unrealized gain and $4,831,540 of unrealized loss on investments. In addition, the Fund disposed of investments during 1995 with respect to which the Fund had recorded $1,927,280 of net unrealized gain during prior years. Therefore, at December 31, 1995, the Fund had net unrealized loss on investments of $2,894,675.

       During 1996, the Fund recorded $77,771 of unrealized gain and $1,115,021 of unrealized loss on investments. In addition, the Fund disposed of investments during 1996 with respect to which the Fund had recorded $3,348,623 of net unrealized loss during prior years. Therefore, at December 31, 1996, the Fund had net unrealized loss on investments of $583,302.


                                  TWENTY-THREE

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                 CONDITION AND RESULTS OF OPERATIONS (CONTINUED)


       The net increase in unrealized loss on investments during 1997 and the cumulative net unrealized loss on investments at December 31, 1997, consisted of the following components:

                                            Unrealized Gain (Loss) Recorded
                                        --------------------------------------
                                                                    As of
Portfolio Investment                    During 1997          December 31, 1997
------------------------------------------------------------------------------
Unrealized net loss recorded
during prior years with
respect to investments
disposed of during 1997                $     86,966             $       --
KEMET                                       (86,465)                 437,099
ARA                                        (703,412)                 (97,213)
LMC                                        (282,720)                (741,920)
MTI                                           9,765                 (177,356)
Atlas                                    (2,243,103)              (3,222,879)
------------------------------------------------------------------------------
                                       $ (3,218,969)            $ (3,802,269)
==============================================================================


       KEMET completed an IPO of its common stock during 1992. The stock, which trades on the NASDAQ National Market System, closed at $19.3125 (an average of the closing bid and ask prices) on December 31, 1997. This price is down slightly from the closing price of $23.0625 on December 31, 1996. Based on the $19.3125 closing trading price of the common stock, the 23,056 shares of common stock that the Fund held at December 31, 1997 had a market value of $445,269.

       The ARA warrants and common stock were written up in value at March 31, 1996 to bring ARA's valuation at that time more in line with the valuations of comparable companies in its industry. However, ARA reported significantly reduced earnings and cash flows from operations for its most recent fiscal year. In addition, the price earnings ratios of comparable companies in its industry have declined recently. As a result of these factors, the ARA warrants and common stock were written down in value by $703,412 during 1997. On a net cumulative basis, as of December 31, 1997, the Fund's ARA investment has been written down in value by $97,213.

       During February 1998, ARA hired a crisis manager to assist it in addressing significant declines in the company's sales and profits, which have occurred in recent years. The hiring of the crisis manager was precipitated by ARA's lenders, who have notified ARA of defaults under its credit lines and have demanded that ARA repay overadvances that were made during 1997.

       The Fund has been notified that ARA is considering a number of options for solving these problems, including a possible bankruptcy filing and the sale of the company, or certain of its operations.

       LMC experienced significant operating problems after the Fund acquired its LMC investment during 1994 and the Fund was involved in a restructuring of its LMC investment during 1995. In the restructuring, the Fund's existing LMC subordinated debt and warrants were converted into preferred stock and the Fund purchased $454,400 of new common stock. As a result of LMC's operational difficulties and the fact that the Fund's investment was converted from debt securities to equity securities the Fund wrote its LMC investment down by $459,200 during 1995.

       LMC has a defined contribution plan (the "Plan"), which was closed during 1995. The current and previous trustees of the Plan have failed to assure that the Plan was properly funded, in an amount equal to approximately $600,000. Including penalties and interest, this amount could now total as much as $1,800,000. The Internal Revenue Service ("IRS") has notified LMC that an audit of the Plan will be conducted in early 1998. In order to rectify this problem, LMC has made demands on the current and previous trustees of the Plan and the previous controlling shareholders that these parties make the necessary payments to the Plan. LMC has filed suit against the current trustee, who's wholly-owned company currently owns approximately 50% of LMC's common stock, and expects to prevail in this litigation, although there can be no assurance that this will be the case. Regardless, the IRS may insist that LMC fund the Plan prior to resolution of the litigation. If the IRS requires LMC to fund the underpayments and the related penalties and interest, it will put pressure on LMC's working capital availability.

       As a result of this matter and its potential impact on LMC, the Fund recorded an additional $282,720 write down in the value of its LMC investment during 1997. On a cumulative basis, as of December 31, 1997, the Fund's LMC investment has been written down in value by $741,920. (The Fund made additional follow-on investments in LMC during 1996, 1997 and 1998.)

       The MTI common stock was written down in value by $206,131 during 1994 based upon an independent third party valuation of the company that was obtained by MTI's management. During August 1996, MTI consummated a financial restructuring pursuant to which a substantial amount of its corporate debt was converted to equity. In the restructuring, the existing shareholders, including the Fund, received a reduced number of shares of common stock, along with warrants to purchase additional common stock. The Fund's valuation of its MTI investment was increased by $19,010 and $9,765 during 1996 and 1997, respectively, based upon an analysis of MTI's earnings and cash flows. On a net cumulative basis, as of December 31, 1997, the Fund's MTI investment has been written down in value by $177,356, to a carrying value of $60,271.


                                   TWENTY-FOUR

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                 CONDITION AND RESULTS OF OPERATIONS (CONTINUED)



       During January 1998, MTI entered into an agreement pursuant to which the company will be sold. If this proposed sale, which is scheduled to close during March 1998, is consummated at the expected price, the Fund will receive approximately $140,000 for its MTI common stock and warrants.

       The companies that Atlas acquired during 1996 with the proceeds of the Fund's subordinated debt investment have not performed as well as expected. As a result, Atlas defaulted on certain financial covenants in its agreements with its senior lender and with the Fund. The senior lender, the Bank of New York, reacted to the covenant defaults by limiting Atlas' availability under its revolving credit facility and by instructing Atlas not to pay the quarterly interest payments that were due on the Fund's subordinated debt, beginning in July 1996.

       During August 1996, Atlas entered into a letter of intent, under the terms of which some of company's businesses would be sold for cash. During November 1996, the purchaser notified Atlas that it wanted to renegotiate the terms of the transaction, including a reduction in the purchase price. Atlas management was unable to reach a revised agreement with the purchaser and Atlas remained in default on its debt. On January 17, 1997, Atlas filed for Chapter 11 bankruptcy protection.

       Atlas has filed a plan of reorganization with the bankruptcy court in an effort to restructure and emerge from bankruptcy. The plan anticipates that many of the interested parties, including the Fund, will contribute additional capital to the company. While the Fund is generally supportive of the plan, there are a number of significant business issues which must be addressed before the Fund will agree to the plan or agree to make a follow-on investment in Atlas.

       As a result of these developments, the Fund stopped accruing interest on its Atlas investment effective April 20, 1996 and recorded writedowns of $979,776 and $2,243,103 during 1996 and 1997, respectively, in the carrying value of the investment. The remaining carrying value of the Fund's Atlas investment as of December 31, 1997 is $2.

       FCM continually monitors both the Fund's portfolio companies and the markets, and continually evaluates the decision to hold or sell its traded securities.

INFLATION AND CHANGING PRICES

       Inflation has had no material impact on the operations or financial condition of the Fund from inception through December 31, 1997. However, inflation and changing prices, in addition to other factors, may effect the value and the eventual selling price of the Fund's investments.


                                   TWENTY-FIVE

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.

                                FUND INFORMATION


FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
410 17th Street, Suite 400
Denver, Colorado 80202
(800) 866-7607


MANAGING GENERAL PARTNER
FCM Fiduciary Capital Management Company


AUDITORS
Arthur Andersen LLP
Denver, Colorado


LEGAL COUNSEL
Dorsey & Whitney LLP
Denver, Colorado


TRANSFER AGENT
Service Data Corporation
Omaha, Nebraska


A copy of the Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, will be furnished without charge to Limited Partners upon request. A copy can also be obtained from the SEC's EDGAR Database on the World Wide Web at: http://www.sec.gov/edgarhp.htm.


                                   TWENTY-SIX

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.

      -------------------------------------------------------------------













                          ----------------------------

                              FIRST QUARTER REPORT
                                      1998

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.

                             SCHEDULE OF INVESTMENTS

MARCH 31, 1998 (UNAUDITED)
-------------------------------------------------------------------------------------------------------------------
PRINCIPAL
AMOUNT/                                                INVESTMENT          AMORTIZED                    % OF TOTAL
SHARES           INVESTMENT                               DATE               COST             VALUE     INVESTMENTS
-------------------------------------------------------------------------------------------------------------------
MANAGED COMPANIES:

23,056 sh.         KEMET Corporation,
                   Common Stock(1)*                     07/11/91         $       8,170    $   425,815
-----------------------------------------------------------------------------------------------------------------
                                                                                 8,170        425,815         3.3%
-----------------------------------------------------------------------------------------------------------------
62,606 sh.         AR Accessories Group,
                   Inc., Warrants
                   to Purchase Class B
                   Common Stock*                        07/30/92                85,909              1
22,608 sh.         AR Accessories Group,
                   Inc., Class A Common
                   Stock*                               07/30/92               226,080              1
-----------------------------------------------------------------------------------------------------------------
                                                                               311,989              2         0.0
-----------------------------------------------------------------------------------------------------------------
$1,632,960         LMC Operating Corp.,
                   12.00% Senior Subordinated           11/01/96
                   Revolving Notes                      through
                   due 10/31/00                         11/04/97             1,632,960      1,632,960
$449,000           LMCOperating Corp.,
                   12.00% Senior Subordinated
                   Revolving Notes                      02/18/98 &
                   due 8/20/98                          03/18/98               449,000        449,000
239,600 sh.        LMCOperating Corp., 7.00%
                   Cumulative Redeemable
                   Preferred Stock*                     06/10/94             2,389,210      2,101,688
22.72 sh           LMC Operating Corp.,
                   Common Stock*                        02/09/96               454,399              1
49.72 sh.          LMCCredit Corp.,
                   Common Stock*                        02/09/96                     1              1
-----------------------------------------------------------------------------------------------------------------
                                                                             4,925,570      4,183,650        32.6
-----------------------------------------------------------------------------------------------------------------
1,327 sh.          Mobile Technology, Inc.,             07/06/94 &
                   Common Stock*                        12/28/94               187,698         67,480
3,539 sh.          Mobile Technology, Inc.,
                   Warrants to Purchase                 07/06/94 &
                   Common Stock(2)*                     12/28/94                49,929         74,505
-----------------------------------------------------------------------------------------------------------------
                                                                               237,627        141,985         1.1
-----------------------------------------------------------------------------------------------------------------

       The accompanying notes to financial statements are an integral part of this schedule.


                                       ONE

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.

MARCH 31, 1998 (UNAUDITED)

PRINCIPAL
AMOUNT/                                                INVESTMENT        AMORTIZED                        % OF TOTAL
SHARES           INVESTMENT                               DATE             COST                VALUE      INVESTMENTS
---------------------------------------------------------------------------------------------------------------------
$1,290,000       R.B.M. Precision Metal
                 Products, Inc., 13.00%
                 Senior Subordinated
                 Secured Notes due
                 5/24/02(3)                             05/24/95         1,230,316           1,230,316
9,772.7 sh.      R.B.M. Precision Metal
                 Products, Inc., Warrants
                 to Purchase Common Stock*              05/24/95            73,295              73,295
-------------------------------------------------------------------------------------------------------------------
                                                                         1,303,611           1,303,611         10.2
-------------------------------------------------------------------------------------------------------------------
$3,265,920       Atlas Environmental, Inc.,
                 13.50% Senior Subordinated
                 Secured Notes due
                 1/19/03(4)                             01/25/96         3,189,039                   1
338,423 sh.      Atlas Environmental, Inc.,
                 Warrants to Purchase
                 Common Stock(5)*                       01/25/96            33,842                   1
-------------------------------------------------------------------------------------------------------------------
                                                                         3,222,881                   2          0.0
-------------------------------------------------------------------------------------------------------------------
    Total Investments in Managed
      Companies (52.3% of net assets)                                   10,009,848           6,055,065         47.2
-------------------------------------------------------------------------------------------------------------------
TEMPORARY INVESTMENTS:
$3,400,000       Ford Motor Credit
                 Corporation, 5.32%
                 Notes due 4/14/98                      03/31/98         3,393,480           3,393,480
$3,400,000       American Express
                 Credit Corp., 5.35%
                 Notes due 4/14/98                      03/31/98         3,393,444           3,393,444
-------------------------------------------------------------------------------------------------------------------
    Total Temporary Investments (58.6% of net assets)                    6,786,924           6,786,924         52.8
    Total Investments (110.9% of net assets)                           $16,796,772         $12,841,989        100.0%
===================================================================================================================


       The accompanying notes to financial statements are an integral part of this schedule.


                                       TWO

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.

(1) The KEMET Corporation common stock trades on the NASDAQ National Market System.

(2) The warrants have exercise prices of $19.30 per share (1,062 shares) and $34.30 per share (2,477 shares).

(3) The notes will amortize in three equal annual installments of $430,000 commencing on May 24, 2000.

(4) The notes will amortize in five equal annual installments of $653,184 commencing on January 19, 1999. The accrual of interest on the notes was discontinued by the Fund effective April 20, 1996.

(5) The Atlas Environmental, Inc. common stock trades over the counter on a limited basis with quotations provided via the OTC Bulletin Board. The warrants have an exercise price of $8.00 per share.

*    Non-income producing security.

       The accompanying notes to financial statements are an integral part of this schedule.

                                      THREE

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.

                                 BALANCE SHEETS


MARCH 31, 1998 AND DECEMBER 31, 1997 (UNAUDITED)
------------------------------------------------------------------------------------------------
                                                           1998                        1997
------------------------------------------------------------------------------------------------
ASSETS:
   Investments:
      Portfolio investments, at value:
         Managed companies (amortized cost -
            $10,009,848 and $9,556,695,
            respectively)                             $   6,055,065                $   5,754,426
      Temporary investments, at amortized cost            6,786,924                    8,194,820
------------------------------------------------------------------------------------------------
         Total investments                               12,841,989                   13,949,246
   Cash and cash equivalents                                276,002                      276,108
   Accrued interest receivable                               71,642                       67,964
   Other assets                                              52,613                       58,926
------------------------------------------------------------------------------------------------
      Total assets                                      $13,242,246                $  14,352,244
================================================================================================
LIABILITIES:
   Payable to affiliates (Notes 2, 3 and 4)           $      63,953                $      33,796
   Accounts payable and accrued liabilities                 463,596                      424,137
   Distributions payable to partners                      1,139,142                    1,030,446
------------------------------------------------------------------------------------------------
      Total liabilities                                   1,666,691                    1,488,379
------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES (NOTE 5)

NET ASSETS:
   Managing General Partner                                 (61,493)                    (49,360)
   Limited Partners (equivalent to $11.41
      and $12.66, respectively, per limited
      partnership unit based on 1,020,142
      units outstanding)                                 11,637,048                   12,913,225
------------------------------------------------------------------------------------------------
         Net assets                                      11,575,555                   12,863,865
------------------------------------------------------------------------------------------------
            Total liabilities and net assets          $  13,242,246                $  14,352,244
================================================================================================



       The accompanying notes to financial statements are an integral part of these financial statements.

                                      FOUR

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.

                            STATEMENTS OF OPERATIONS



FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997 (UNAUDITED)
---------------------------------------------------------------------------------------------
                                                               1998                   1997
---------------------------------------------------------------------------------------------
INVESTMENT INCOME:
   Income:
      Interest                                              $ 204,108               $ 278,205
---------------------------------------------------------------------------------------------
         Total investment income                              204,108                 278,205
---------------------------------------------------------------------------------------------
   Expenses:
      Investment advisory fees (Note 2)                        30,388                  19,304
      Professional fees                                        76,155                  44,445
      Fund administration fees (Note 3)                        29,582                  29,582
      Administrative expenses (Note 3)                         17,224                  17,224
      Independent General Partner fees
         and expenses (Note 4)                                 18,095                  11,626
      Other expenses                                           18,199                   6,486
---------------------------------------------------------------------------------------------
         Total expenses                                       189,643                 128,667
---------------------------------------------------------------------------------------------
NET INVESTMENT INCOME                                          14,465                 149,538
---------------------------------------------------------------------------------------------
REALIZED AND UNREALIZED
   LOSS ON INVESTMENTS:
      Net realized loss on investments                        (11,119)                     --
      Net change in unrealized loss
      on investments                                         (152,514)               (788,038)
---------------------------------------------------------------------------------------------
         Net loss on investments                             (163,633)               (788,038)
---------------------------------------------------------------------------------------------
NET DECREASE IN NET ASSETS
   RESULTING FROM OPERATIONS                                $(149,168)              $(638,500)
=============================================================================================


     The accompanying notes to financial statements are an integral part of these financial statements.


                                      FIVE

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.

                            STATEMENTS OF CASH FLOWS


FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997 (UNAUDITED)
-----------------------------------------------------------------------------------------------
                                                                      1998             1997
-----------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net decrease in net assets resulting from operations           $ (149,168)        $(638,500)
   Adjustments to reconcile net decrease in net assets
       resulting from operations to net cash provided by
       operating activities:
           Accreted discount on portfolio investments                 (4,153)           (8,696)
           Change in assets and liabilities:
              Accrued interest receivable                             (3,678)           (4,966)
              Other assets                                             6,313             4,796
              Payable to affiliates                                   30,157            (2,402)
              Accounts payable and accrued liabilities                28,340           (14,149)
           Net realized loss on investments                           11,119                --
           Net change in unrealized loss
              on investments                                         152,514           788,038
----------------------------------------------------------------------------------------------
                  Net cash provided by operating activities           71,444           124,121
----------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of portfolio investments                                (449,000)                -
   Sale of temporary investments, net                              1,407,896           297,761
----------------------------------------------------------------------------------------------
      Net cash provided by investing activities                      958,896           297,761
----------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Cash distributions paid to partners                            (1,030,446)         (334,812)
----------------------------------------------------------------------------------------------
      Net cash used in financing activities                       (1,030,446)         (334,812)
----------------------------------------------------------------------------------------------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                    (106)           87,070
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                     276,108           234,305
----------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                        $  276,002          $321,375
==============================================================================================


       The accompanying notes to financial statements are an integral part of these financial statements.


                                       SIX

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.

                       STATEMENTS OF CHANGES IN NET ASSETS


FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND FOR
THE YEAR ENDED DECEMBER 31, 1997 (UNAUDITED)
----------------------------------------------------------------------------------------------
                                                                    1998              1997
----------------------------------------------------------------------------------------------
Increase in net assets resulting from operations:

   Net investment income                                       $     14,465       $    831,359
   Net realized (loss) gain on investments                          (11,119)         2,925,017
   Net change in unrealized loss on investments                    (152,514)        (3,218,969)
----------------------------------------------------------------------------------------------
         Net (decrease) increase in net assets resulting
            from operations                                        (149,168)           537,407

Repurchase of limited partnership units                                  --         (1,162,618)
Distributions to partners from -
   Net investment income                                            (14,465)          (831,359)
   Realized gain on investments                                  (1,124,677)        (1,608,939)
   Return of capital                                                     --           (710,627)
----------------------------------------------------------------------------------------------
      Total decrease in net assets                               (1,288,310)        (3,776,136)

Net assets:

   Beginning of period                                           12,863,865         16,640,001
----------------------------------------------------------------------------------------------
   End of period (including no undistributed
      net investment income)                                    $11,575,555        $12,863,865
==============================================================================================


       The accompanying notes to financial statements are an integral part of these financial statements.


                                      SEVEN

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.

                        SELECTED PER UNIT DATA AND RATIOS


FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997 (UNAUDITED)
--------------------------------------------------------------------------------------------
                                                                   1998               1997
--------------------------------------------------------------------------------------------
PER UNIT DATA:

    Investment income                                            $   .20            $   .25
    Expenses                                                        (.19)              (.12)
-------------------------------------------------------------------------------------------
      Net investment income                                          .01                .13
    Net realized loss on investments                                (.01)                --
    Net change in unrealized (loss) gain on investments             (.15)              (.70)
    Distributions declared to partners                             (1.10)              (.30)
-------------------------------------------------------------------------------------------
      Net decrease in net asset value                              (1.25)              (.87)
        Net asset value:
          Beginning of period                                      12.66              15.08
-------------------------------------------------------------------------------------------
          End of period                                           $11.41             $14.21
===========================================================================================
RATIOS (ANNUALIZED):
    Ratio of expenses to average net assets                         6.21%              3.19%
    Ratio of net investment income to
      average net assets                                            0.47%              3.70%
Number of limited partnership units at end of period           1,020,142          1,104,881


         The accompanying notes to financial statements are an integral part of these selected per unit data and ratios.


                                      EIGHT

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.

                          NOTES TO FINANCIAL STATEMENTS


MARCH 31, 1998 (UNAUDITED)

1.    GENERAL

The accompanying unaudited interim financial statements include all adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of FCM Fiduciary Capital Management Company ("FCM"), the Managing General Partner of Fiduciary Capital Pension Partners, L.P. ( the "Fund"), necessary to fairly present the financial position of the Fund as of March 31, 1998 and the results of its operations, changes in net assets and its cash flows for the period then ended.

These financial statements should be read in conjunction with the Significant Accounting Policies and other Notes to Financial Statements included in the Fund's annual audited financial statements for the year ended December 31, 1997.


2.    INVESTMENT ADVISORY FEES

As compensation for its services as investment adviser, FCM receives a subordinated monthly fee at the annual rate of 1% of the Fund's available capital, as defined in the Partnership Agreement. Investment advisory fees of $30,388 were paid by the Fund for the three months ended March 31, 1998.


3.    FUND ADMINISTRATION FEES

As compensation for its services as fund administrator, FCM receives a monthly fee at the annual rate of .45% of net proceeds available for investment, as defined in the Partnership Agreement. Fund administration fees of $29,582 were paid by the Fund for the three months ended March 31, 1998. FCM is also reimbursed, subject to various limitations, for administrative expenses incurred in providing accounting and investor services to the Fund. The Fund reimbursed FCM for administrative expenses of $17,224 for the three months ended March 31, 1998.


4.    INDEPENDENT GENERAL PARTNER FEES AND EXPENSES

As compensation for services rendered to the Fund, each of the Independent General Partners receives from the Fund and Fiduciary Capital Partners, L.P., an affiliated fund, (collectively, the "Funds") an annual fee of $30,000, payable monthly in arrears, together with all out-of-pocket expenses. Each Fund's allocation of these fees and expenses is based on the relative number of outstanding Units. Fees and expenses paid by the Fund for the three months ended March 31, 1998 totaled $18,095.


                                      NINE

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.

5.    COMMITMENTS AND CONTINGENCIES

LMC Commitment During April 1998, the Fund agreed to restructure and increase its aggregate investment in LMC Operating Corp. ("LMC"). In the restructuring, $1,360,800 of the Fund's LMC Senior Subordinated Revolving Notes due October 31, 2000 will be converted into additional LMC common stock. LMC will then be allowed to again draw down the $1,360,800 under the terms of the Revolving Note agreement to fund working capital requirements and to retire the $449,000 of LMC Senior Subordinated Revolving Notes due August 20, 1998, which were recently purchased by the Fund. As a result of the restructuring, the Fund's percentage ownership of LMC's common stock will increase from approximately 23% to approximately 40%.

LMC Litigation On January 27, 1998, LMC Holding Co. ("LMC Holding"), which holds 49.75% of the issued and outstanding common stock of LMC, commenced an action against the Fund, FCP and each of Paul Bagley, the Chairman of the Board and Chief Executive Officer of FCM, W. Duke DeGrassi, the President of FCM, and Donald R. Jackson, the Senior Vice President, Treasurer, Chief Financial Officer and Compliance Officer of FCM (collectively, the "Individual Defendants"), in their capacities as officers of FCM, in the First Judicial District Court in and for Cache County, State of Utah, entitled LMC Holding Co. v. Fiduciary Capital Partners, L.P., et al., Civil No. 98-0100077 (the "LMC Action"). LMC Holding is controlled by Paul Wallace, a director of LMC and the trustee of its discontinued pension plan. FCM believes that the LMC Action was commenced in response to an action filed by LMC against Mr. Wallace to recover for a significant underfunding of LMC's discontinued pension plan. The Fund, FCP and the Individual Defendants entered into a settlement agreement with LMC Holding, effective April 20, 1998. The terms of the settlement call for the Board of LMC to be increased to six members with the Fund and FCP selecting three directors and LMC Holding selecting three, until such time as LMC becomes a reporting company under the Securities Exchange Act of 1934, as amended. As part of the settlement, the Fund and FCP have been able to increase their percentage ownership of LMC pursuant to the restructuring described above. FCM believes that the additional investment by the Fund and FCP will be very beneficial to LMC and allow it to implement a business plan designed to restore LMC to profitability within the next few years. LMC continues to pursue its legal action against Mr. Wallace with respect to the underfunding of its discontinued pension plan.


                                       TEN

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                       FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS


The following discussion should be read in conjunction with the Fund's unaudited Financial Statements and the Notes thereto. This report contains, in addition to historical information, forward-looking statements that include risks and other uncertainties. The Fund's actual results may differ materially from those anticipated in these forward-looking statements. While the Fund can not always predict what factors would cause actual results to differ materially from those indicated by the forward-looking statements, factors that might cause such a difference include general economic and business conditions, competition and other factors discussed elsewhere in this report. Readers are urged to consider statements that include the terms "believes", "expects", "plans", "anticipates", "intends" or the like to be uncertain and forward-looking. The Fund undertakes no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

LIQUIDITY AND CAPITAL RESOURCES

As of March 31, 1998, the Fund held portfolio investments in six Managed Companies, with an aggregate cost of approximately $10.0 million. The value of these portfolio investments, which were made from net offering proceeds and the reinvestment of proceeds from the sale of other portfolio investments, represents approximately 52.3% of the Fund's net assets. When acquired, these portfolio investments generally consisted of high-yield subordinated debt, linked with an equity participation or a comparable participation feature in middle market companies. These securities were typically issued in private placement transactions and were subject to certain restrictions on transfer or sale, thereby limiting their liquidity. A number of the portfolio companies have prepaid their subordinated debt that the Fund held. In addition, three of the portfolio companies have successfully completed initial public offerings ("IPOs") of their stock. The Fund has sold the stock it held in these three companies, except for a portion of its KEMET Corporation ("KEMET") stock.

As of March 31, 1998, the Fund's remaining assets were invested in short-term commercial paper. These funds are available to fund follow-on investments, for distribution to the partners or to fund the annual repurchase offer.

Pursuant to the terms of the Fund's periodic unit repurchase policy, the Fund will annually offer to purchase from its Limited Partners up to 7.5% of its outstanding Units for an amount equal to the current net asset value per Unit, net of a fee (not to exceed 2%) to be retained by the Fund to offset expenses incurred in connection with the repurchase offer. If the number of tendered Units in any year exceeds 7.5% of the outstanding Units, the Fund's General Partners may vote to repurchase up to an additional 2% of the outstanding Units. The 1998 repurchase offer will be mailed to the Limited Partners during October


                                     ELEVEN

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.


1998. The actual redemption of tendered Units will occur on November 20, 1998.

During February 1998, the Fund agreed to purchase $449,000 of LMC's Senior Subordinated Revolving Notes due August 20, 1998. This investment was funded during February and March 1998.

During April 1998, the Fund agreed to restructure and increase its aggregate investment in LMC. In the restructuring, $1,360,800 of the Fund's LMC Senior Subordinated Revolving Notes due October 31, 2000 will be converted into additional LMC common stock. LMC will then be allowed to again draw down the $1,360,800 under the terms of the Revolving Note agreement to fund working capital requirements and to retire the $449,000 of LMC Senior Subordinated Revolving Notes due August 20, 1998, which were recently purchased by the Fund. As a result of the restructuring, the Fund's percentage ownership of LMC's common stock will increase from approximately 23% to approximately 40%.

During the three months ended March 31, 1998, the Fund paid a cash distribution pertaining to the fourth quarter of 1997, in the amount of $1,030,446, or $1.00 per Unit. The distribution for the first quarter of 1998 will be paid on May 15, 1998. The per Unit distribution rate will vary between $1.00 and $1.13 depending upon the closing in which the particular Units were issued. This disproportionate cash distribution results from the Units being issued on different dates during 1990, and thus being entitled to differing Preferred Return amounts, as defined in the Fund's Partnership Agreement. These disproportionate distribution rates will eliminate the remaining Preferred Return amounts, leaving all Units on an equal basis going forward.

The Fund currently expects the distribution for the second quarter of 1998, which is payable during August 1998, to be made at a rate of $1.00 per Unit for all Limited Partners and that the remaining 1998 distributions will likely be reduced to a rate of $.30 per Unit per quarter.

The Fund's investment period ended on December 31, 1995. Although the Fund is permitted to make additional investments in existing portfolio companies after 1995, the Fund is no longer permitted to acquire investments in new portfolio companies. This impacts the amount of the Fund's quarterly distributions because all proceeds from dispositions or maturities of investments are distributed to investors, except to the extent the cash is needed to fund the annual repurchase offer or to fund any follow-on investments in existing portfolio companies. The increase in the quarterly distribution rate during 1997 and 1998 represents a distribution of the proceeds from dispositions or maturities of investments during 1997.


                                     TWELVE

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.


RESULTS OF OPERATIONS

                         INVESTMENT INCOME AND EXPENSES

The Fund's net investment income was $14,465 for the three months ended March 31, 1998 as compared to net investment income of $149,538 for the corresponding period of the prior year. Net investment income per limited partnership unit decreased from $.13 to $.01 and the ratio of net investment income to average net assets decreased from 3.70% to 0.47% for the three months ended March 31, 1998 as compared to the corresponding period of the prior year.

Net investment income for the three months ended March 31, 1998 decreased as a result of both a decrease in investment income and an increase in total expenses.

Investment income decreased $74,097, or 26.6%, for the three months ended March 31, 1998, as compared to the corresponding period of the prior year. This decrease resulted primarily from the prepayment of the Fund's Elgin National Industries Inc. subordinated debt investment during November 1997. The Fund's total investments also decreased as a result of the Fund's repurchase of 7.67% of its Units during the fourth quarter of 1997. The negative effect of these items was partially offset by increases in interest income earned on temporary investments and on the LMC follow-on investments that were acquired during 1997 and 1998.

Total expenses increased $60,976, or 47.4%, for the three months ended March 31, 1998 as compared to the corresponding period of the prior year. This increase resulted primarily from increases in investment advisory fees, professional fees, Independent General Partner fees and expenses and other expenses.

The investment advisory fees paid to FCM increased as a result of the direct receipt by FCM of consulting fees from LMC during the first quarter of 1997. Pursuant to the terms of the Fund's investment advisory agreement with FCM, the investment advisory fees payable to FCM by the Fund are reduced by the amount of any fees that FCM receives directly from any of the Fund's portfolio companies. The effect of the decrease (to zero) in the amount of LMC consulting fees received by FCM was partially offset by the effect of the repurchase of Units by the Fund during the fourth quarter of 1997 and the realization of additional losses with respect to the Fund's investment in Canadian's Holdings, Inc. and its subsidiary ("Canadian's"). Both the repurchase of Units and the realization of the Canadian's loss decreased the amount of the Fund's available capital (as defined in the Partnership Agreement), which is the base with respect to which the investment advisory fees are calculated.

Independent General Partner fees and expenses increased because one of the Fund's three Independent General Partners resigned during the fourth quarter of 1996 and was not replaced until July 1997. The increase in professional fees was primarily the result of legal fees incurred during the three months ended March 31, 1998 in connection with the


                                    THIRTEEN

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.


LMC litigation. Other expenses increased primarily as a result of insurance expense associated with a new liability insurance policy for the Fund's general partners that was initially purchased during September 1997.

                        NET REALIZED LOSS ON INVESTMENTS

Beginning July 1, 1997, the Fund began accruing additional Canadian's sales tax related reserves at a 12% annualized rate, or $11,119 for the three months ended March 31, 1998. This additional accrued amount was recorded as an additional realized loss in the Fund's Statement of Operations.

                    NET UNREALIZED GAIN (LOSS) ON INVESTMENTS

FCM values the Fund's portfolio investments on a weekly basis utilizing a variety of methods. For securities that are publicly traded and for which market quotations are available, valuations are set by the closing sales, or an average of the closing bid and ask prices, as of the valuation date.

Fair value for securities that are not traded in any liquid public markets or that are privately held are determined pursuant to valuation policies and procedures that have been approved by the Independent General Partners and subject to their supervision. There is a range of values that are reasonable for such investments at any particular time. Each such investment is valued initially based upon its original cost to the Fund ("cost method"). The cost method is used until significant developments affecting the portfolio company provide a basis for use of an appraisal valuation. Appraisal valuations are based upon such factors as the portfolio company's earnings, cash flow and net worth, the market prices for similar securities of comparable companies and an assessment of the portfolio company's future financial prospects. In a case of unsuccessful operations, the appraisal may be based upon liquidation value. Appraisal valuations are necessarily subjective. The Fund also may use, when available, third-party transactions in a portfolio company's securities as the basis of valuation ("private market method"). The private market method is used only with respect to completed transactions or firm offers made by sophisticated, independent investors.

As of December 31, 1997, the Fund had recorded $437,099 of unrealized gain and $4,239,368 of unrealized loss on investments. Therefore, as of December 31, 1997, the Fund had recorded a total net unrealized loss on investments of $3,802,269.


                                    FOURTEEN

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.


The net increase in unrealized loss on investments during the three months ended March 31, 1998 and the cumulative net unrealized loss on investments as of March 31, 1998 consisted of the following components:


                                              Unrealized Gain (Loss) Recorded
--------------------------------------------------------------------------------
                                          During the Three
                                            Months Ended               As of
Portfolio Company                          March 31, 1998         March 31, 1998
--------------------------------------------------------------------------------
KEMET                                        $  (19,454)          $    417,645
ARA                                            (214,774)              (311,987)
LMC                                                  --               (741,920)
MTI                                              81,714                (95,642)
Atlas                                                --             (3,222,879)
------------------------------------------------------------------------------
                                              $(152,514)           $(3,954,783)
==============================================================================


KEMET completed an IPO of its common stock during 1992. The stock, which trades on the NASDAQ National Market System, closed at $18.46875 (an average of the closing bid and ask prices) on March 31, 1998. This price is down slightly from the closing price of $19.3125 on December 31, 1997. Based on the $18.46875 closing trading price of the common stock, the 23,056 shares of common stock that the Fund held at March 31, 1998 had a market value of $425,816.

AR Accessories Group, Inc. ("ARA") reported significantly reduced earnings and cash flows from operations during 1997. In addition, the price earnings ratios of comparable companies in its industry declined. As a result of these factors, the ARA warrants and common stock were written down in value during 1997 to a carrying value of $214,776.

During February 1998, ARA hired a crisis manager to assist it in addressing continuing significant declines in the company's sales and profits. The hiring of the crisis manager was precipitated by ARA's lenders, who notified ARA of defaults under its credit lines and demanded that ARA repay overadvances that were made during 1997. The Fund was notified that ARA was considering a number of options for solving these problems, including a possible bankruptcy filing and the sale of the company, or certain of its operations.

On March 13, 1998, ARA filed for Chapter 11 bankruptcy protection. It is currently anticipated that ARA's assets will be sold at auction during May 1998 and that the proceeds will be less than ARA's total outstanding debt.

The Fund's subordinated debt investment in ARA was prepaid in a prior year. The Fund's only remaining investment in ARA is a common equity position that was acquired in connection with the Fund's original subordinated debt investment. Since it is anticipated that all of the proceeds that will be realized from the liquidation of ARA `s assets will likely


                                     FIFTEEN

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.


satisfy only a portion of ARA's debt, the Fund has written the carrying value of its remaining ARA equity investment down to a nominal amount ($2) as of March 31, 1998.

On a net cumulative basis, as of December 31, 1997, the Fund's investment in Mobile Technology, Inc. ("MTI") had been written down in value by $177,356, to a carrying value of $60,271.

MTI was sold on March 12, 1998. The Fund, which owned less that 0.5% of MTI's common equity, expected to receive approximately $166,000 from the sale. However, at the closing a dispute arose over the calculation of the sales price. The dispute, which revolves primarily around whether the sellers or the buyer should receive the benefit of warrant exercise proceeds, involves approximately 5% of the anticipated sales proceeds. As a result of these developments, the MTI investment was written up in value by $81,714 at March 31, 1998, to a carrying value of $141,985.

FCM continually monitors both the Fund's portfolio companies and the markets, and continually evaluates the decision to hold or sell its traded securities.


                                     SIXTEEN